Exhibit 2
IMPLEMENTATION AGREEMENT
between
ROYAL DUTCH SHELL PLC
and
N.V. KONINKLIJKE NEDERLANDSCHE PETROLEUM MAATSCHAPPIJ
(ROYAL DUTCH PETROLEUM COMPANY)
and
THE SHELL TRANSPORT AND TRADING COMPANY LIMITED
and
SHELL PETROLEUM N.V.
and
THE SHELL PETROLEUM COMPANY LIMITED
De Brauw Blackstone Westbroek N.V.
Tripolis
Burgerweeshuispad 301
1076 HR Amsterdam

IMPLEMENTATION AGREEMENT
THIS AGREEMENT is made on 31 October 2005
BETWEEN:
(1)	ROYAL DUTCH SHELL PLC, a public limited company incorporated in England and Wales (registered No. 04366849) having its registered office at Shell Centre, London SE1 7NA, England and having its headquarters at Carel van Bylandtlaan 30, 2596 HR The Hague, The Netherlands (“Royal Dutch Shell”); and

(2)	N.V. KONINKLIJKE NEDERLANDSCHE PETROLEUM MAATSCHAPPIJ (ROYAL DUTCH PETROLEUM COMPANY), a company incorporated in The Netherlands having its principal place of business at Carel van Bylandtlaan 30, 2596 HR The Hague, The Netherlands (“Royal Dutch”); and

(3)	THE SHELL TRANSPORT AND TRADING COMPANY LIMITED, a private limited company incorporated in England and Wales (registered No. 00054485) having its registered office at Shell Centre, London SE1 7NA, England (“Shell Transport”); and

(4)	SHELL PETROLEUM N.V., a company incorporated in The Netherlands having its principal place of business at Carel van Bylandtlaan 30, 2596 HR The Hague, The Netherlands (“SPNV”); and

(5)	THE SHELL PETROLEUM COMPANY LIMITED, a private limited company incorporated in England and Wales (registered No. 77861) having its registered office at Shell Centre, London SE1 7NA, England (“SPCo”).

(individually referred to as a “Party”; collectively referred to as the “Parties”).
WHEREAS:
(a)	The unification of Royal Dutch and Shell Transport under one parent company, Royal Dutch Shell, was completed on 20 July 2005;

(b)	The existing cross-shareholdings of Royal Dutch and Shell Transport in SPNV and SPCo, whereby Royal Dutch and Shell Transport hold interests of 60% and 40%, respectively, in these companies, are a remnant of the former dual-headed group structure;

(c)	It is desirable to unwind the cross-shareholdings to optimise the Group’s fiscal structure and to create a more efficient governance structure;

(d)	The Transaction will also allow Royal Dutch Shell to acquire the interests of the minority shareholders of Royal Dutch in the Group, as contemplated by the unification transaction.

IT IS AGREED as follows:
1.	INTERPRETATION

1.1	In this Agreement, the following definitions are used:

“Agreement”	this implementation agreement between Royal Dutch Shell, Royal Dutch, Shell Transport, SPNV and SPCo

“Annex”	the annexes to this Agreement, numbered 1 through 8

“Chamber of Commerce”	the Chamber of Commerce in The Hague (kamer van koophandel Haaglanden)

“Court”	the District Court (arrondissementsrechtbank) in The Hague

“DCC”	Dutch Civil Code (Burgerlijk Wetboek)

“Exchange Act”	U.S. Securities Exchange Act of 1934, as amended

“FSA”	the Financial Services Authority of the United Kingdom

“FSMA”	the UK Financial Services and Markets Act 2000

“Group”	Royal Dutch Shell plc, its subsidiaries and subsidiary undertakings from time to time (as those terms are defined in the UK Companies Act 1985)

“Loan Note”	any of the loan notes issued by SPNV, substantially in the form approved by the board of SPNV on 26 October 2005, in connection with the proposed merger of SPNV and Royal Dutch described in the Merger Proposal

“Merger Proposal”	the merger proposal (to be) drawn up pursuant to article 2:314 (1)(a) DCC and (to be) signed by the boards of SPNV and Royal Dutch

“SEC”	The U.S. Securities and Exchange Commission

“Transaction”	the combination of transaction steps as envisaged by Clause 3 of this Agreement pursuant to which the existing cross-shareholdings of Royal Dutch and Shell Transport in SPNV and SPCo are unwound, Shell Transport and SPCo become wholly owned subsidiaries of Royal Dutch and Royal Dutch merges into SPNV

1.2	In this Agreement, save where the context otherwise requires:
(a)	a reference to a Clause or paragraph shall be a reference to a clause or paragraph of this Agreement;

(b)	references to writing shall include any modes of reproducing words in a legible and non-transitory form.
2.	CONDITIONS

2.1	The Parties agree that the execution of the transaction steps mentioned in Clauses 3.1 through 3.5 is subject to the following conditions precedent (opschortende voorwaarden) (except to the extent waived by all parties):
(a)	accountants’ statements pursuant to article 2:328 (1) DCC certifying (i) that the exchange ratio proposed in the Merger Proposal is reasonable for Royal Dutch and SPNV shareholders and (ii) that the equity of Royal Dutch per the date of the interim statement at least equals the nominal value of the shares to be allotted to Royal Dutch shareholders pursuant to the exchange ratio plus the cash payments to be made and the principal amount of the loan notes to be issued, having been received by Royal Dutch and SPNV;

(b)	the board of management of Royal Dutch having prepared and signed a description pursuant to article 2:94b (1) DCC of the contribution in kind to be made by Royal Dutch Shell on the shares to be issued by Royal Dutch mentioned under (i) subparagraph b;

(c)	an accountant’s statement pursuant to article 2:94b (2) DCC relating to the value of Shell Transport in relation to the contribution of the entire issued ordinary share capital of Shell Transport to Royal Dutch having been received;

(d)	the Merger Proposal, substantially in the form attached as Annex 1, having been signed by all directors of Royal Dutch and SPNV and having been filed with the Chamber of Commerce by Royal Dutch and SPNV together with the other documents mentioned in article 2:314 (1) DCC and the annexes thereto;

(e)	the filing of the Merger Proposal and the other relevant documents mentioned in article 2:314 (1) DCC with the Chamber of Commerce and the intention of SPNV to resolve upon the merger by board resolution having been announced in an advertisement published in a daily newspaper with nationwide distribution in The Netherlands;

(f)	the Schedule 13E-3 of Royal Dutch Shell and SPNV relating to Royal Dutch having been filed with the SEC and no enforcement proceedings related to this Schedule 13E-3 having been initiated or threatened by the SEC and the Schedule 13E-3 disclosure document having been provided to Royal Dutch shareholders no less than 20 days prior to the general meeting of shareholders of Royal Dutch in accordance with Rule 13e-3 under the Exchange Act;

(g)	the FSA indicating, in accordance with Part XII FSMA and either unconditionally or on terms that are satisfactory to each Party affected by such terms, that it approves:
a.	the increase in control by Shell Transport over SPCo; and

b.	the acquisition of control by SPNV over Shell Transport,
as notified to the FSA by or on behalf of these companies, in accordance with Part XII FSMA, for the purposes of the Transaction;

(h)	Royal Dutch and SPNV having obtained written confirmation from the Chamber of Commerce that the Merger Proposal and the other relevant documents mentioned in article 2:314 (1) DCC have been on file for public inspection during a period of one month and Royal Dutch and SPNV having obtained written confirmation from the Court that no petition (as described in article 2:316 (2) DCC) has been filed, or Royal Dutch and SPNV having obtained satisfactory evidence that all such petition(s) were withdrawn or dismissed by the Court;

(i)	the general meeting of shareholders of Royal Dutch having adopted resolutions to:
a.	approve the Transaction;

b.	issue 1,379,680,000 shares to Royal Dutch Shell against the contribution in kind of the entire issued ordinary share capital of Shell Transport;

c.	amend the articles of association of Royal Dutch in two steps substantially in conformity with the draft deeds of amendment attached hereto as Annexes 2 and 3; and

d.	merge with SPNV as described in the Merger Proposal;
(j)	a declaration of no objection having been received from the Dutch Ministry of Justice in respect of the proposed amendments of the articles of association of Royal Dutch mentioned under (i) subparagraph c above;

(k)	Royal Dutch having provided to SPCo a consent for the issue of 1,262,361,568 bonus shares by SPCo to Shell Transport and having signed the requisite written resolutions;

(l)	the general meeting of shareholders of SPNV having resolved to amend the articles of association of SPNV substantially in conformity with the draft deed of amendment attached hereto as Annex 4;

(m)	a declaration of no objection having been received from the Dutch Ministry of Justice in respect of the proposed amendment of the articles of association of SPNV mentioned under (l) above;

(n)	the board of management of SPNV having resolved upon the merger with Royal Dutch as described in the Merger Proposal;

(o)	Royal Dutch Shell certifying in writing that conditions Clause 2.1 (f), (g) and (k) have been satisfied; and

(p)	a notarial record containing the minutes of the general meeting of shareholders of Royal Dutch having been drawn up.
2.2	The Parties agree, subject to their directors’ fiduciary duties, to use all reasonable endeavours to procure the satisfaction of the conditions set out in Clause 2.1 and to implement the Transaction as set out in this Agreement.

3.	THE TRANSACTION

3.1	Issue of bonus shares in SPCo and transfer of one class B share in SPNV by Shell Transport to Royal Dutch

Subject to the conditions listed in Clause 2.1 having been satisfied or waived, SPCo shall issue 1,262,361,568 bonus B shares in its capital to Shell Transport and Royal Dutch shall (i) consent to the issue of such shares, (ii) sign the necessary written resolutions of SPCo, and (iii) deliver to Shell Transport such waivers or consents as Shell Transport may require to enable it to be registered as the holder of such shares. As consideration for Royal Dutch consenting to the issue of such bonus shares to Shell Transport and signing the necessary written resolutions of SPCo, Shell Transport agrees to transfer to Royal Dutch one class B share in SPNV with a nominal value of EUR 99,000,000. The issue of bonus shares by SPCo as well as the transfer of the one class B share in SPNV shall take place as soon as possible after the general meeting of shareholders of Royal Dutch.

3.2	First amendment of articles of association of Royal Dutch

Subject to the completion of the transaction steps described in Clause 3.1, Royal Dutch shall, as soon as possible after the general meeting of shareholders of Royal Dutch, have the deed of amendment of its articles of association, the form of which is attached hereto as Annex 2, executed.

3.3	Contribution of Shell Transport by Royal Dutch Shell to Royal Dutch

Subject to the completion of the transaction steps described in Clauses 3.1 and 3.2, (i) Royal Dutch shall, as soon as possible after the general meeting of shareholders of Royal Dutch, issue 1,379,680,000 Royal Dutch shares to Royal Dutch Shell in accordance with the draft deed of issue attached hereto as Annex 5, and (ii) Royal Dutch Shell shall forthwith thereafter contribute to Royal Dutch as payment on the issued Royal Dutch shares the entire issued and outstanding ordinary share capital of Shell Transport and shall deliver to Royal Dutch duly executed transfers in favour of Royal Dutch and share certificates for such Shell Transport shares in the name of Royal Dutch, together with such waivers or consents as Royal Dutch may require to enable it to be registered as the holder of such shares.

3.4	Contribution of SPCo shares by Royal Dutch to Shell Transport

Subject to the completion of the transaction steps described in Clauses 3.1 through 3.3, Royal Dutch shall, as soon as possible after the general meeting of shareholders of Royal Dutch, contribute to Shell Transport its entire holding of A shares in SPCo and shall deliver to Shell Transport duly executed transfers in favour of Shell Transport and share certificates for such SPCo shares in the name of Shell Transport, together with such waivers or consents as Shell Transport may require to enable it to be registered as the holder of such shares.

3.5	Second amendment of the articles of association of Royal Dutch

Subject to the completion of the transaction steps described in Clauses 3.1 through 3.4, Royal Dutch shall, on or about 19 December 2005, have the deed of amendment of its articles of association, the form of which is attached hereto as Annex 3, executed.

3.6	Merger of Royal Dutch into SPNV

Subject to (i) the completion of the transaction steps described in Clauses 3.1 through 3.5 and (ii) the completion of items (1) through (14) on the closing agenda attached hereto as Annex 7, Royal Dutch and SPNV agree to effect a legal merger between them pursuant to article 2:309 DCC, whereby Royal Dutch will merge into SPNV. The deed amending the articles of association of SPNV, in the form attached hereto as Annex 2 and the merger deed in the form as attached hereto as Annex 6, shall be executed as soon as possible after the expiry of one day after the completion of the transaction steps as described in Clauses 3.1 through 3.5. The surviving entity shall be SPNV and shall not change its name. As a result of the merger share exchange ratio only Royal Dutch Shell will be allotted shares in SPNV; the other Royal Dutch shareholders who, as a result of the merger share exchange ratio, are not entitled to one or more shares allotted by SPNV, will, as specified in the Merger Proposal, be entitled either to a cash payment, or, if they are eligible U.K. resident shareholders (as described in the Loan Note documentation) and so elect in a valid manner on or before 9 December 2005 (or 1 December 2005 if they are beneficial holders of New York registered shares through the DTC) and are as a result thereof holders of Y shares, to Loan Notes. The financial results of Royal Dutch shall be accounted for in the annual accounts of SPNV as from 1 January 2005.
4.	THE CLOSING
The Parties agree that the Transaction shall be executed in accordance with the closing agenda attached as Annex 7, unless the Parties agree in writing to deviate therefrom within the limits set by law from this closing agenda.
5.	POST-CLOSING ACTIONS
The Parties agree that subsequent to the execution of the Transaction certain post-closing actions shall take place in accordance with those enumerated in Annex 8.
6.	TERMINATION

6.1	In the event that the Transaction has not been completed before 1 January 2006, this Agreement may be terminated by Royal Dutch Shell or Royal Dutch giving notice to the other Parties.

6.2	If this Agreement is terminated pursuant to clause 6.1, the Parties agree to take all reasonable steps to effectively reverse any steps in the Transaction taken, to the extent legally permissible and as determined by the Parties practicable in the circumstances.

6.3	After this Agreement is terminated, clause 6.2 shall remain effective.

7.	COSTS
It is agreed that each Party shall bear its own costs in relation to this Agreement and the Transaction.
8.	ASSIGNMENT
No Party may assign or transfer all or part of its rights or obligations under this Agreement.
9.	NOTICES
A notice, approval, consent, or other communication in connection with this Agreement must be in writing.
The address and facsimile number of each Party is:

(a)	Royal Dutch Shell Carel van Bylandtlaan 30 2596 HR The Hague The Netherlands

Attention: Company Secretary Facsimile: +31 70 377 3687

(b)	Royal Dutch Carel van Bylandtlaan 30 2596 HR The Hague The Netherlands

Attention: Company Secretary Facsimile: +31 70 377 3687

(c)	Shell Transport Shell Centre London SE1 7NA England

Attention: Company Secretary Facsimile: +44 20 7934 5153

(d)	SPNV Carel van Bylandtlaan 30 2596 HR The Hague The Netherlands

Attention: Board Facsimile: +31 70 377 3687

(e)	SPCo Shell Centre London SE1 7NA England

Attention: Company Secretary Facsimile: +44 20 7934 5153
10.	GOVERNING LAW, JURISDICTION AND SERVICE OF PROCESS

10.1	This Agreement shall be governed by, and construed in accordance with, the laws of The Netherlands.

10.2	Any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination, or invalidity thereof, shall be settled exclusively and finally by arbitration in accordance with the UNCITRAL Arbitration Rules as at present in force.

10.3	The appointing authority shall be The International Chamber of Commerce’s International Court of Arbitration (ICC).

10.4	The number of arbitrators shall be three.

10.5	The place of arbitration shall be The Hague.

10.6	The language to be used in the arbitral proceedings shall be English.

11.	COUNTERPARTS
This Agreement may be executed in any number of counterparts each of which shall be deemed an original, but all the counterparts shall together constitute one and the same instrument.

This Implementation Agreement has been executed by the Parties on the date first written above.

Signed by
for and on behalf of ROYAL DUTCH SHELL PLC	/s/ J. van der Veer

Signed by J. van der Veer
and by L.Z. Cook
for and on behalf of N.V. KONINKLIJKE
NEDERLANDSCHE PETROLEUM MAATSCHAPPIJ
(ROYAL DUTCH PETROLEUM COMPANY)	/s/ J. van der Veer

/s/ L.Z. Cook

Signed by
for and on behalf of THE SHELL TRANSPORT
AND TRADING COMPANY LIMITED	/s/ P.R. Voser

Signed by J. van der Veer
for and on behalf of SHELL PETROLEUM N.V.	/s/ J. van der Veer

Signed by
for and on behalf of THE SHELL PETROLEUM
COMPANY LIMITED	/s/ P.R. Voser

Annex 1

MERGER PROPOSAL

UNOFFICIAL ENGLISH TRANSLATION OF DUTCH LANGUAGE VERSION
MERGER PROPOSAL
SHELL PETROLEUM N.V.
AND
N.V. KONINKLIJKE NEDERLANDSCHE PETROLEUM MAATSCHAPPIJ
The undersigned:
1.	a.	Jeroen van der Veer;

	b.	Malcolm Arthur Brinded;

	c.	Robert John Routs;

	d.	Linda Zarda Cook; and

	e.	Peter Robert Voser,
together constituting the entire Board of Management of Shell Petroleum N.V., a limited liability company, with corporate seat in The Hague, and address at: Carel van Bylandtlaan 30, 2596 HR The Hague, Trade Register number: 27002687 (the “Acquiring Company”);
and
2.	a.	Jeroen van der Veer;

	b.	Linda Zarda Cook;

	c.	Jhr Aarnout Alexander Loudon;

	d.	Adrianus Gerardus Jacobs;

	e.	Lawrence Robert Ricciardi; and

	f.	Christina Jacqueline Michelle Morin-Postel,
together constituting the entire Board of Management of N.V. Koninklijke Nederlandsche Petroleum Maatschappij, a limited liability company, with corporate seat in The Hague, and address at: Carel van Bylandtlaan 30, 2596 HR The Hague, Trade Register number: 27002690 (the “Disappearing Company”), whereas:
–	The above-mentioned companies have the intention to merge pursuant to Part 7 Chapters 2 and 3 Book 2 Civil Code (“CC”) in such a way that the Acquiring Company acquires all the assets and liabilities of the Disappearing Company by universal succession of title and by which the Disappearing Company shall cease to exist.

–	The Acquiring Company does not have a supervisory board; the Disappearing Company has a Board of Management which includes Non-Executive Directors and Executive Directors.

–	Neither of the merging companies has been dissolved, has been declared bankrupt, or is subject to a moratorium of payment.

–	The issued share capital of the Disappearing Company and of the Acquiring Company have both been fully paid up.
hereby make the following:
MERGER PROPOSAL:
Merger
1.	The Acquiring Company shall merge pursuant to Part 7 Chapters 2 and 3 Book 2 CC with the Disappearing Company, as a result of which the Acquiring Company shall acquire all the assets and liabilities of the Disappearing Company by universal succession of title and the Disappearing Company shall cease to exist.
Articles of association
2.	The articles of association of the Acquiring Company now read as indicated in Annex A to this merger proposal. The articles of association of the Acquiring Company will, on the occasion of the merger, be amended in accordance with those indicated in Annex B. The articles of association of the Disappearing Company will, prior to the merger, be amended in accordance with those indicated in Annex C and Annex D. The aforementioned Annexes A and B form an integral part of the present merger proposal.
Special rights
3.	Natural or legal persons who at the time of the merger becoming effective, have unexpired share subscription rights or option rights shall upon exercise thereof be compensated therefor in cash as of the merger becoming effective; the amount shall be determined in accordance with section 2:320 paragraph 2 CC. There are no natural or legal persons who or which have other special rights (such as a profit distribution right) other than in the capacity of shareholder referred to in section 2:320 in conjunction with section 2:312 paragraph 2 under c CC vis-à-vis the Disappearing Company, as a result of which no rights or compensatory payments, as referred to in the above-mentioned sections, shall have to be granted.
Benefits
4.	Neither the members of the Board of Management of the Acquiring Company nor the members of the Board of Management of the Disappearing Company nor any third person involved with the planned merger shall receive any benefit in connection with the merger.

Composition of the Board of Management
5.	The composition of the Board of Management of the Acquiring Company shall not change in connection with the merger and the Board of Management of the Acquiring Company shall therefore continue to consist of:
a.	Jeroen van der Veer;

b.	Malcolm Arthur Brinded;

c.	Robert John Routs;

d.	Linda Zarda Cook; and

e.	Peter Robert Voser.
Annual accounts
6.	The financial information of the Disappearing Company shall be shown in the annual accounts of the Acquiring Company as of 1 January 2005.
Registration in shareholders register
7.	Pursuant to the merger share exchange ratio described under 12, only Royal Dutch Shell plc (“Royal Dutch Shell”) shall be allotted shares in the Acquiring Company. Royal Dutch Shell will be registered in the shareholders’ register of the Acquiring Company. No specific measures have to be taken with respect to the above registration because all shares held by Royal Dutch Shell in the share capital of the Disappearing Company will be registered shares at the time of the merger.
Continuation activities
8.	The activities of the Disappearing Company shall be continued in the same way by the Acquiring Company.
Provisions relating to the resolution to merge
9.	The articles of association of the companies to be merged do not contain any provisions concerning the approval of a resolution to merge.
Impact on goodwill, share premium and distributable reserves
10.	The merger, taking into account the restructuring as described under 11, will impact the share premium and other distributable reserves in the equity of the Acquiring Company as set out below. There is no impact on goodwill.

Share premium

As a consequence of the contribution of shares in The Shell Transport and Trading Company Limited (“Shell Transport”) by Royal Dutch Shell as described under 11 (Restructuring), share premium shall be created in the equity of the Disappearing Company. Upon the merger, this results in share premium of USD 32,809,000,000 in the Acquiring Company.

Upon the merger, an amount of USD 25,167,172,016 of the share premium originating from the Disappearing Company will be capitalized by way of allotting (“toekennen”) shares with an aggregate nominal capital of an equal amount, in the share capital of the Acquiring Company.

The share premium in the Acquiring Company will be impacted by reason of the restructuring and the merger only, as follows:
i)	A USD 32,809,000,000 increase as a result of the contribution in kind of shares in Shell Transport mentioned above.

ii)	Merger consideration in cash and loan notes (as described under 12) to be paid out of share premium (decrease) in the amount of EUR 1,625,822,376 (USD 1,954,935,9741).

iii)	A EUR 20,930,276,978 (USD 25,167,172,0161) decrease as a result of the capitalization of share premium (see above). The Acquiring Company will allot shares with a total nominal value of EUR 21,178,376,978 (USD 25,465,494,6511).

iv)	A USD 572,000,000 increase to reflect the merger being accounted for as of 1 January 2005 in the accounts of the Acquiring Company, excluding the reclassification noted in v) below.

v)	A USD 5,000,000 reclassification (decrease) from share premium reserve to other distributable reserves.
In total the share premium of the Acquiring Company, by reason of the restructuring and the merger only, increases by approximately USD 6,253,892,010.

Other distributable reserves

As a result of the merger and the restructuring, the other distributable reserves of the Acquiring Company will increase by USD 2,717,000,000 as a result of:
i)	Pooling of the distributable reserves existing as at 1 January 2005 of the Disappearing Company (USD 3,267,000,000) with those of the Acquiring Company.

ii)	The deemed disposal by the Disappearing Company of its interest in The Shell Petroleum Company Limited (“SPCo”) (decrease of USD 555,000,000) as a result of step 1 of the restructuring described under 11.

iii)	A USD 5,000,000 reclassification from share premium reserve to other distributable reserves.

Reference is made to paragraph 13 in respect of the treatment of the profits of the Disappearing Company in respect of the financial year 2005.

[1]	USD comparable amounts have been provided for information purposes based on the 30 September 2005 exchange rate of EUR/USD 1.202429. The actual exchange rate used in the Acquiring Company’s accounts for the year ended 31 December 2005 will be the exchange rate on the merger date.

Restructuring
11.	Prior to the execution of the deed of merger, the Disappearing Company proposes to engage in a restructuring transaction which would unwind the cross shareholdings that the Disappearing Company and Shell Transport have in the Shell Group (Royal Dutch Shell plc and its subsidiaries and subsidiary undertakings). This restructuring transaction will involve the following steps:

Step 1: Shell Transport will transfer 1 class B share with a par value of EUR 99,000,000 which it holds in the Acquiring Company to the Disappearing Company as consideration for the Disappearing Company permitting the issue of additional bonus shares by SPCo to Shell Transport and signing the necessary written resolutions of SPCo. As a result, the Disappearing Company will own all class A shares and 1 class B share in the Acquiring Company and Shell Transport will hold at least 75% of the shares in SPCo; the 4 class B shares in the Acquiring Company with a par value of EUR 100,000 each will remain with Shell Transport.

Step 2: the Disappearing Company will issue 1,379,680,000 shares to Royal Dutch Shell against the contribution by Royal Dutch Shell of the shares it holds in Shell Transport to the Disappearing Company. As a consequence, the interest of the minority shareholders in the share capital of the Disappearing Company will decrease from approximately 1.5% to approximately 0.9%. The current economic interest of the minority shareholders in the Shell Group is approximately 0.9% which will not change as a result of the restructuring.

Step 3: the Disappearing Company will contribute the shares which it holds in SPCo to Shell Transport by way of capital contribution, as a result of which Shell Transport will hold 100% of the shares in SPCo.

Step 4: the Disappearing Company will amend its articles of association to introduce class X and class Y shares.

Step 5: the Disappearing Company and the Acquiring Company shall merge.
Merger share exchange ratio and the consideration pursuant thereto
12.	Merger share exchange ratio

The merger share exchange ratio is as follows:
–	for every 31,978,937 shares in the share capital of the Disappearing Company[2] 1 class A share of EUR 200,000,000 each in the share capital of the Acquiring Company (the “Class A Shares”) will be allotted;

–	in case a shareholder is allotted 105 Class A Shares, the next share that will be allotted to him will be 1 class B share of EUR 178,376,978 in exchange for 28,521,530 shares in the share capital of the Disappearing Company.

A holder of shares in the share capital of the Disappearing Company who is not entitled to 1 Class A Share shall receive consideration. Consideration for such fractional entitlements will be in cash or loan notes (“schuldvorderingen”). Such consideration shall be charged in

[2]	Excluding the shares, if any, in the share capital of the Disappearing Company held by the Disappearing Company for its own account which will pursuant to section 2:324 paragraph 4 CC lapse as a consequence of the merger.

full against the capital recognised for Dutch dividend tax purposes (“fiscaal erkend kapitaal”) originating from the Disappearing Company.

A holder of shares in the share capital of the Disappearing Company, who, in accordance with the above, is allotted 1 class B share in the share capital of the Acquiring Company, will not receive any consideration for further shares it holds in the Disappearing Company.
For administrative reasons, a shareholder in the Disappearing Company to whom shares in the Acquiring Company are allotted will be deemed to exchange his shareholdings in the Disappearing Company in the following order:
–	first the class X shares in the Disappearing Company it holds, if any, will be exchanged;

–	then the class Y shares in the Disappearing Company it holds, if any, will be exchanged; and

–	finally the ordinary shares in the Disappearing Company it holds, if any, will be exchanged.
Consideration in cash

Pursuant to the merger share exchange ratio the consideration for a fractional entitlement is such that for each share in the share capital of the Disappearing Company an amount of EUR 52.21 will be paid in cash to a shareholder who is entitled thereto in accordance with the above (the “Merger Consideration”). Holders of shares in the share capital of the Disappearing Company on the applicable record date will also receive the Royal Dutch interim dividend for the third quarter of 2005 of EUR 0.46 per share (or USD 0.5556 per share for holders of New York registered shares) which will be payable on 15 December 2005. As would be the case in Dutch statutory squeeze-out proceedings, it is provided (a) for interest to accrue on the Merger Consideration at the statutory rate of 4% per annum from 31 October 2005 until the effective date of the merger, to be paid as part of the consideration under the merger, and (b) for any dividends payable in that period (before the deduction of any withholding tax from such dividend) to be deducted from that interest amount. As the interim dividend is expected to exceed the amount of interest accrued at 4% per annum from 31 October 2005 until the effective date of the merger, no interest is expected to be payable. For shares in the share capital of the Disappearing Company on the New York Register, the euro amount will be paid in US Dollars based on the noon buying rate for euro in the city of New York for cable transfers as certified for customs purposes and as announced by the Federal Reserve Bank of New York on the business day prior to the date that the merger between the Disappearing Company and the Acquiring Company becomes effective.

Consideration in loan notes

If consideration is in the form of loan notes the face value thereof per share in the share capital of the Disappearing Company will be the equivalent of the above-mentioned Merger Consideration amount in U.K. Pounds calculated according to the exchange rate using the Reuters 3000 Xtra euro sterling spot rate (calculated as the average of the bid and the ask quotations) determined at or about 11pm (London time) on the day prior to the date that the merger between the Disappearing Company and the Acquiring Company becomes effective. A loan note will be a debt owed by the Acquiring Company subject to the terms and conditions as set out in the Loan Note Deed, the Loan Note Brochure and the Loan Note Election Form, drafts of which are as a non-integral part attached as Annex E to this merger proposal. Loan notes will only be available to holders of class Y shares in the share capital of the Disappearing Company issued and outstanding at the time the merger becomes effective who, in order to have their shares in the Disappearing Company reclassified as class Y shares, have given a representation that they will continue to meet certain conditions as to U.K. residency (as defined in Annex E). For the shareholders further details in respect of the consideration in the form of loan notes are included in the explanation to the merger proposal.
A shareholder entitled to loan notes will also be entitled to interest on the same basis and to the same extent as if he were receiving cash.
Summary

By way of summary, subject to the conditions of the Loan Note Deed:
–	the holder of class X shares in the share capital of the Disappearing Company, being Royal Dutch Shell, will be allotted 105 A shares of EUR 200,000,000 each and 1 B share of EUR 178,376,978 in the share capital of the Acquiring Company;

–	the holders of class Y shares in the share capital of the Disappearing Company will receive loan notes; and

–	the holders of ordinary shares in the share capital of the Disappearing Company, with the exception of Royal Dutch Shell, will receive cash.
Profits
13.	The shareholders of the Disappearing Company to whom shares in the Acquiring Company will be allotted pursuant to the merger share exchange ratio shall, as per 1 January 2005, participate in the undistributed profits of the Acquiring Company in accordance with article 22 paragraph 1 of Annex B. Interim dividends distributed by the Disappearing Company in the course of the financial year 2005 will not be reclaimed from the shareholders of the Disappearing Company at the time these interim distributions were made, but have been taken into account in the merger share exchange ratio.
Cancellation and lapse of shares
14.	As of the occasion of the merger 1 class A share with a par value of EUR 100,000,000, 1 class A share with a par value of EUR 25,000,000, 2 class A shares with a par value of EUR 10,000,000, 3 class A shares with a par value of EUR 1,000,000, 11 class A shares with a par value of EUR 100,000 and the 1 class B share with a par value of EUR 99,000,000 held by the Disappearing Company prior to the merger in the share capital of the Acquiring Company shall be cancelled pursuant to section 2:325 paragraph 3 CC.

As of the occasion of the merger all 1,200,000 shares in the share capital of the Disappearing Company held by the Disappearing Company itself shall lapse pursuant to section 2:325 paragraph 4 CC.
Resolutions to merge
15.	The Board of Management of the Acquiring Company has the intention to resolve to merge, which intention shall be included in an announcement in a newspaper with nationwide distribution, and such announcement shall include the fact that the merger proposal has been deposited with the Trade Register in The Hague. This resolution shall include a provision that the implementation of such resolution shall be subject to certain conditions relating to the implementation of the restructuring described under 11 being fulfilled.

The Board of Management of the Disappearing Company has the intention to propose to the general meeting of shareholders of the Disappearing Company to resolve to merge and has the intention to propose that this resolution shall include a provision that the implementation of such resolution shall be subject to certain conditions relating to the implementation of the restructuring described under 11, being fulfilled.
Works Council
16.	The central works council (“centrale ondernemingsraad”) has been informed of the proposed merger.
Language
17.	A non-official English translation of the merger proposal will be available at the offices of the merging companies. The Dutch language version of the merger proposal is binding.
Deposit documents with the Trade Register
18.	This merger proposal shall be deposited with the Trade Register in The Hague together with the following documents:
–	annexes A up to and including E as referred to in this merger proposal;

–	the adopted annual accounts of the Acquiring Company and of the Disappearing Company for the financial years 2002, 2003 and 2004, together with the auditors’ statements thereto;

–	the annual reports of the Acquiring Company and of the Disappearing Company for the financial years 2002, 2003 and 2004;

–	the interim financial statements for the Acquiring Company and for the Disappearing Company dated 30 September 2005 within the meaning of section 2:313 paragraph 2 CC drawn up in accordance with the format and valuation methods applied in the last adopted annual accounts;

–	the auditors’ statements pursuant to section 2:328 paragraph 1 CC; and

–	the press release dated 31 October 2005.

Deposit documents at the offices of the companies
19.	The documents mentioned under 18, together with the following documents will be made available at the offices of the Disappearing Company and the Acquiring Company:
–	the explanation to the merger proposal;

–	the auditors’ report pursuant to section 2:328 paragraph 2 CC;

–	the text of a disclosure document relating to the merger of the Disappearing Company and the Acquiring Company; and

–	the Implementation Agreement dated 31 October 2005 between Royal Dutch Shell plc, the Disappearing Company, The Shell Transport and Trading Company Limited, the Acquiring Company, and The Shell Petroleum Company Limited.

In evidence whereof:
this merger proposal was signed in the manner set out below.
Acquiring Company

Name: J. van der Veer	Name: M.A. Brinded
Title: Director	Title: Director
On: 31 October 2005	On: 31 October 2005

Name: R.J. Routs	Name: L.Z. Cook
Title: Director	Title: Director
On: 31 October 2005	On: 31 October 2005

Name: P.R. Voser
Title: Director
On: 31 October 2005

Disappearing Company

Name: J. van der Veer	Name: L.Z. Cook
Title: Executive Director	Title: Executive Director
On: 31 October 2005	On: 31 October 2005

Name: Jhr A.A. Loudon	Name: A.G. Jacobs
Title: Non-Executive Director	Title: Non-Executive Director
On: 31 October 2005	On: 31 October 2005

Name: L.R. Ricciardi	Name: Ch.J.M. Morin-Postel
Title: Non-Executive Director	Title: Non-Executive Director
On: 31 October 2005	On: 31 October 2005

Annex 2
DRAFT DEED OF AMENDMENT OF ARTICLES OF ASSOCIATION OF ROYAL DUTCH
FIRST AMENDMENT
UNOFFICIAL TRANSLATION
AMENDMENT ARTICLES OF ASSOCIATION
[FIRST AMENDMENT]
N.V. KONINKLIJKE NEDERLANDSCHE PETROLEUM MAATSCHAPPIJ
On the [sixteenth] day of December two thousand and five appears before me, François Diederik Rosendaal, notaris (civil-law notary) practising in Amsterdam:
**
The person appearing declares that on the [sixteenth] day of December two thousand and five the general meeting of shareholders of N.V. Koninklijke Nederlandsche Petroleum Maatschappij, a limited liability company, with corporate seat in The Hague and address at: 2596 HR The Hague, Carel van Bylandtlaan 30, hereinafter to be referred to as: the company, resolved to amend the articles of association of the company and to authorise the person appearing to execute this deed.
Pursuant to those resolutions the person appearing declares that [he] [she] amends the company’s articles of association as follows:
Article 3 paragraph 1 shall read as follows:
3.1.	The authorised capital of the Company is fixed at five billion seven hundred ninety-six million six hundred seventy-two thousand euro (EUR 5,796,672,000) and is divided into ten billion three hundred fifty-one million two hundred thousand (10,351,200,000) shares with a par value of fifty-six eurocent (EUR 0.56) each.
Finally the person appearing declares that at the time this deed amending the articles of association is executed and pursuant to a share issue deed executed before F.D. Rosendaal, notaris in Amsterdam, on the date hereof, the issued share capital of the company amounts to one billion nine hundred thirty-two million two hundred twenty-four thousand euro (EUR 1,932,224,000), divided into three billion four hundred fifty million four hundred thousand (3,450,400,000) shares with a par value of fifty-six eurocent (EUR 0.56) each, one million two hundred thousand (1,200,000) of which are held by the company itself.
The required ministerial declaration of no-objection was granted on the **         day of [December] two thousand and five, number N.V. 3.522.
The ministerial declaration of no-objection and the documents in evidence of the resolutions, referred to in the head of this deed, are attached to this deed.
In witness whereof the original of this deed which will be retained by me, notaris, is executed in Amsterdam, on the date first mentioned in the head of this deed.
Having conveyed the substance of the deed and given an explanation thereto and following the statement of the person appearing that [he] [she] has taken note of the contents of the deed and agrees with the partial reading thereof, this deed is signed, immediately after reading those parts of the deed which the law requires to be read, by the person appearing, who is known to me, notaris, and by myself, notaris, at

Annex 3
DRAFT DEED OF AMENDMENT OF ARTICLES OF ASSOCIATION OF ROYAL DUTCH
SECOND AMENDMENT
UNOFFICIAL TRANSLATION
AMENDMENT ARTICLES OF ASSOCIATION
[SECOND AMENDMENT]
N.V. KONINKLIJKE NEDERLANDSCHE PETROLEUM MAATSCHAPPIJ
On the [nineteenth] day of December two thousand and five appears before me, François Diederik Rosendaal, notaris (civil-law notary) practising in Amsterdam:
**
The person appearing declares that on the [sixteenth] day of December two thousand and five the general meeting of shareholders of N.V. Koninklijke Nederlandsche Petroleum Maatschappij, a limited liability company, with corporate seat in The Hague and address at: 2596 HR The Hague, Carel van Bylandtlaan 30, hereinafter to be referred to as: the company, resolved to amend the articles of association of the company and to authorise the person appearing to execute this deed.
Pursuant to those resolutions the person appearing declares that [he] [she] amends the company’s articles of association such that these shall read in full as follows
ARTICLES OF ASSOCIATION:
Name, duration and domicile
Article 1
1.1.	The name of the company is:

N.V. KONINKLIJKE NEDERLANDSCHE PETROLEUM MAATSCHAPPIJ.

1.2.	The Company was founded on 16th June, 1890, and shall continue for an indefinite time.

1.3.	It is established in The Hague.
Object
Article 2

2.1.	The object of the Company is the foundation of, participation in and management and financing of limited liability and other companies or undertakings which are engaged in one or more branches of the oil, natural gas or chemical industry, in mining, power generation and distribution, renewables or in one or more other branches of business.
2.2.	It is further entitled in general to do all that is useful or necessary for the attainment of its object or that is connected therewith in the widest sense.
Capital
Article 3
3.1.	The authorised capital of the Company is fixed at five billion eight hundred twenty-nine million six hundred and fifty-seven euro and twenty eurocent (EUR 5,829,000,657.20) and is divided into:
–	ten billion one hundred fifty-eight million nine hundred twenty-nine thousand seven hundred and forty-five (10,158,929,745) class X shares;

–	one hundred million (100,000,000) class Y shares; and

–	one hundred and fifty million (150,000,000) ordinary shares, with a par value of fifty-six eurocent (EUR 0.56) each.

At the request of a holder of ordinary shares who is not also a holder of class X shares and at such conditions as the Board of Management may determine the Board of Management may reclassify one or more of the ordinary shares held by such shareholder into class Y shares.

Where in these articles of association reference is made to shares and shareholders this shall include the ordinary shares and the shares of each class and the holders of the ordinary shares and of the shares of each class, respectively, unless explicitly provided otherwise.

3.2.	With due observance of the statutory provisions the Company may for its own account for a consideration acquire fully paid shares in its capital. For such an acquisition the authorisation of the general meeting of shareholders shall be required by the Board of Management, except if and in so far as shares are acquired in order to be assigned to employees of the Company or employees of a legal entity with which it is associated in a group, by virtue of an arrangement applicable to the employees.
Issue of shares
Article 4
4.1.	The general meeting of shareholders may designate the Board of Management for a period in each case of not longer than five years as the competent body to take decisions, other than by virtue of the provisions of the fifth paragraph of this Article and the fourth paragraph of Article 29, for the issue of shares not yet issued up to a number to be fixed in connection with the designation.

The Board of Management shall be entitled to perform legal acts:

a.	connected with the issue of shares whereby special obligations are imposed on the Company,

b.	concerning the acquisition of shares on a basis other than that on which participation in the Company is opened to the public, and

c.	regarding capital contribution for shares other than in cash.
Decisions for the issue of shares not yet issued as referred to in this paragraph by a body other than the Board of Management may only be taken in conformity with a proposal made to that effect by the Board of Management.

4.2.	If shares are issued as referred to in the preceding paragraph of this Article, the existing shareholders shall have a pre-emptive right in proportion to their shareholdings, unless the payment is to be other than in cash or the shares are issued to employees of the Company or employees of a legal entity with which it is associated in a group. The provisions of Article 30 shall correspondingly apply with regard to this pre-emptive right.

4.3.	The Board of Management may resolve to suspend the pre-emptive right described in the second paragraph of this Article if it has been designated by the general meeting of shareholders, with due observance of the statutory provisions, as competent to do so. Such designation can only take place for a period in each case of not longer than five years.

4.4.	If shares are issued at a price in excess of par value, the amount received by the Company on such shares above their par value shall be reserved and shall not be considered as part of the profit whose allocation is provided for by Article 29.

4.5.	On the recommendation of the Board of Management, the general meeting of shareholders may resolve to issue shares in the Company, in such amount and on such terms as recommended by the Board of Management, against the reserve referred to in the preceding paragraph of this Article. These shares shall be made available to shareholders in proportion to their shareholdings. The provisions of the fifth and sixth paragraphs of Article 29, Article 30 and Article 31, paragraph 2, shall be correspondingly applicable in this respect, this being without prejudice to the provisions of the seventh and eighth paragraphs of Article 29, which shall also be correspondingly applicable in this respect.

4.6.	The provisions of the first three paragraphs of this Article shall correspondingly apply to the granting of rights to take up shares.

Shares and share certificates
Article 5
5.1.	The term “share certificate” in these Articles of Association shall be understood to include a certificate issued for more than one share.
5.2.	The term “person” in these Articles of Association shall be understood to include a legal entity.
5.3.	Share certificates and share register entries shall specify the class of shares, if any, issued.
Article 6
6.1.	The shares shall be made out to bearer or be registered subject to the following. Class X shares and class Y shares shall be registered only. Article 7, paragraph 4, shall not apply to class X shares and class Y shares.

6.2.	Except as provided in Article 7 and in Article 29, paragraph 6, share certificates shall be issued for the shares in accordance with the provisions of the following three paragraphs of this Article.

6.3.	Share certificates to bearer shall be provided with a dividend sheet not composed of separate dividend coupons. These dividend sheets shall only be issued to depositaries. The term “depositaries” in these Articles of Association shall be understood to mean persons and entities designated by the Company as such who have undertaken to have records kept by an institution to be designated by the Company with respect to the dividend sheets which are in their custody as referred to in the first sentence of this paragraph, and who have also undertaken to surrender such a dividend sheet only to each other or to the Company at a place to be appointed by the latter. The term “dividend sheet” shall be understood further in these Articles of Association to mean a dividend sheet as referred to in the first sentence of this paragraph.

6.4.	Share certificates for registered shares shall not be provided with dividend coupons.

6.5.	A share certificate may be issued for one share or for such numbers of shares together as shall be fixed by the Board of Management. Different numbers of shares may be fixed for share certificates to bearer and share certificates for registered shares.

6.6.	The share certificates shall be provided with a number or with a letter or letters, together with a number, and such other distinctive marks, to be determined by the Board of Management, that they can at all times be distinguished from each other.

6.7.	One or more share certificates to bearer, as well as one or more share certificates for registered shares, may, with due observance of what has been provided in or by virtue of these Articles of Association, upon application by the shareholder, be exchanged by or on behalf of the Company for one or more other share certificates, for the same aggregate number of shares.

6.8.	The exchange of share certificates shall not be effected until after the share certificates to be so exchanged have been surrendered to the Company at a place to be appointed by the Board of Management, together with the appurtenant documents, if any.

6.9.	The share certificates shall be signed by an Executive Director or by an attorney-in-fact, specially designated for the purpose, in each of these cases together with another Executive Director or another attorney-in-fact, specially designated for the purpose. Such attorneys shall be designated by the Board of Management. The share certificates for registered shares shall, in addition, be signed by one or more persons or companies, to be designated by the Board of Management.

6.10.	The Board of Management may provide that any signature to be placed on a share certificate may be effected in facsimile.

6.11.	To the person who shows to the satisfaction of the Board of Management that the share certificate of a share belonging to him or any appurtenant document has been lost, stolen or destroyed, or has become unserviceable for business use, although still unmistakably identifiable, there may be issued a new share certificate, together with the appurtenant new documents, if any. Such issue shall be made upon written application and on terms laid down by the Board of Management and shall not take place until after the share certificate and the appurtenant documents, if any, which the shareholder may still have in his possession have been surrendered to the Company for cancellation by it.

6.12.	If it has been shown to the satisfaction of the Board of Management that the dividend sheet of a share certificate to bearer has been lost, stolen or destroyed and that consequently this dividend sheet was not in the custody of a depositary at a time as referred to in Article 30, paragraph 2, then to the person to whom a new share certificate is issued for that share in accordance with the provisions of the eleventh paragraph of this Article there may also be distributed whatever would otherwise have been obtained on that share. Such distribution shall be made upon written application and on terms to be laid down by the Board of Management.

6.13.	A share certificate, as well as any document pertaining to a share certificate, which has been shown to the satisfaction of the Board of Management to have been lost, stolen or destroyed, shall become invalid by the issue of a new share certificate with the appurtenant documents, if any. The aforementioned replacement and the aforementioned effect may be made known at the expense of the applicant in such a manner as the Board of Management may deem advisable.

6.14.	An application as referred to in the 7th, 11th, or 12th paragraph of this Article may be rejected by the Board of Management.

Article 7
7.1.	After the certificate which may have been issued therefor has been surrendered to the Company at a place to be appointed by the Board of Management, together with the appurtenant documents, if any, a share may be entered in the shareholder’s name in the register of shareholders. Share certificates for registered shares other than share certificates for registered shares in respect of shares in which, with the concurrence of the Company, trading is allowed on any stock exchange in the United States of America, shall not be issued.
7.2.	Except as provided in Article 29, paragraph 6, the entry referred to in the first paragraph of this Article shall only be made after a written application by the shareholder to that effect has been granted.
7.3.	A declaration shall be supplied to the shareholder at his request in respect of what the register states concerning the share or shares which are recorded therein in his name in accordance with the provisions of the first paragraph of this Article. The provisions of the first two sentences of Article 6, paragraph 9, shall correspondingly apply to this declaration.
7.4.	Upon written application by the person who is entered in the register in accordance with the provisions of the first paragraph of this Article, a share certificate to bearer shall be issued, the entry being cancelled at the same time.
Article 8
If any right to or deriving from a share devolves on several persons jointly, or if more than one person is competent to exercise such a right, the Company shall be entitled to admit to the exercise of that right only the person designated for the purpose jointly by all those persons, such designation being on a form to be supplied for that purpose by the Company free of charge.
Register of shareholders
Article 9
9.1.	A register of shareholders shall be kept by or on behalf of the Company. The register shall be regularly brought up to date.
9.2.	All the registered shares shall be entered in the register. The entry shall comprise the name, address and aggregate number of the shares entered in his name with regard to each shareholder registered therein. The names and addresses of those who have a right of usufruct or a pledge in respect of registered shares, notice of which has been served on the Company or which has been recognised by it, shall also be included in the register, stating whether they have voting rights. Furthermore, such other particulars as the Board of Management may prescribe shall be included in the register.

9.3.	If a share certificate has been issued in respect of a registered share, the entry shall also include the number or the letter or letters and the number of this share certificate as referred to in the sixth paragraph of Article 6.
9.4.	The entries in the register of shareholders, together with any changes in and cancellations of such entries, shall be certified in the manner to be prescribed by the Board of Management.
Costs
Article 10
The Company shall be entitled, with respect to the following acts, to charge the person(s) at whose request they are performed sums to be fixed by the Board of Management, at a maximum of cost price; that is to say: for exchanging share certificates, entering shares in the register, transfers on the register, the registration and cancellation of the encumbrance of shares, and for issuing new share certificates, irrespective of the reason for the last-mentioned issuance.
Assignment and transfer of record of registered shares; share transfer restrictions; notarial deed
Article 11
11.1.	The transfer of record of a registered share — irrespective of whether or not a share certificate pertaining thereto has been issued — shall be effected, subject to the provisions of the second, third and fourth paragraphs of this Article, either by serving on the Company a deed of assignment or by the written recognition by the Company of the assignment on the basis of submission to the Company of a deed of assignment.

11.2.	For the transfer of record of a registered share in respect of which no share certificate has been issued, a deed of assignment drawn up in accordance with a form to be supplied for that purpose by the Company free of charge, signed by or on behalf of the shareholder and the assignee, shall be required.

For the transfer of record of a registered share in respect of which a share certificate has been issued, a deed of assignment drawn up in accordance with the form appearing on the back of the share certificate, signed by or on behalf of the shareholder, shall be required.

The contents of the forms referred to in this paragraph shall not make the transferability of the share impossible or difficult.

11.3.	If a share certificate has been issued for the share to be transferred of record, the transfer of record by serving the deed of assignment may only take place if in that connection the share certificate is also surrendered to the Company. In that case a relevant annotation shall be made on that certificate by the Company in witness of the transfer of record or that certificate shall be replaced by a new share certificate, made out in the name of the assignee.

11.4.	If a share certificate has been issued for the share to be transferred of record, the recognition of the assignment may only take place either by a relevant annotation on that certificate or by replacement of the certificate by a new share certificate, made out in the name of the assignee.

11.5.	If a share certificate has been issued for more shares than the number of shares to be transferred of record, in connection with the replacement as referred to in the third and fourth paragraphs of this Article new share certificates shall be issued for the same aggregate number of shares as mentioned on the share certificate surrendered, in such a way that one or more than one share certificate for a number of shares corresponding to the number of shares to be transferred of record can be made out in the name of the assignee.

11.6.	A transfer of class X shares — not including a transfer by the Company of class X shares which it has acquired in its own share capital — may be effected with due observance of this paragraph.

A holder of class X shares who wishes to transfer one or more class X shares, shall require the approval of the Board of Management to do so.

The transfer must be effected within three months after the approval has been granted or is deemed to have been granted.

The approval shall be deemed to have been granted if the Board of Management, simultaneously with the refusal to grant its approval, does not furnish the requesting shareholder with the names of one or more prospective purchasers, who are willing to purchase all the class X shares referred to in the request for approval, against payment in cash of the price determined in accordance with this paragraph; the Company itself may only be designated as prospective purchaser with the approval of the requesting shareholder.

The approval shall likewise be deemed to have been granted if the Board of Management has not made a decision in respect of the request for approval within six weeks of its receipt.

The requesting shareholder and the prospective purchasers accepted by him shall determine the price of the class X shares by mutual agreement.

Failing agreement, the price shall be determined by an independent expert, to be designated by mutual agreement between the Board of Management and the requesting shareholder.

Should the Board of Management and the requesting shareholder fail to reach agreement on the designation of the independent expert, such designation shall be made by the President of the Chamber of Commerce and Industry in The Hague.

Once the independent expert has determined the price of the class X shares, the requesting shareholder shall be free, during one month after such determination of the purchase price, to decide whether he will transfer his class X shares to the designated prospective purchasers.

11.7.	If no shares in the share capital of the Company are admitted to official listing on a regulated securities exchange in the meaning of section 2:86c of the Civil Code of the Netherlands the transfer of a registered share in the share capital of the Company shall require a deed drawn up for such purpose executed before a civil-law notary (notaris) practising in the Netherlands; paragraphs 3 and 5 of this Article shall apply, but no new share certificates shall be issued.
Article 12
The provisions of the preceding Article shall correspondingly apply to the allocation of a registered share in the event of division of any community of property, to the transfer of record of such a share as a result of a foreclosure, and to the encumbrance of a registered share.
Management
Article 13
13.1.	The Company shall be managed by a Board of Management consisting of a number of Directors it shall determine, which number shall be at least three Directors, subject to Article 19, paragraph 2.

13.2.	The Board of Management includes Non-Executive Directors as well as Executive Directors. The Board of Management shall determine the number of Directors as referred to in paragraph 1 in such a way and shall appoint Executive Directors as referred to in paragraph 3 in such a way that the Non-Executive Directors shall form the majority of the Board of Management.

If the number of Directors is less than three or if the Non-Executive Directors do not form the majority of the Board of Management the authorisations of the Board of Management shall remain intact and article 20 regarding absence and prevention shall apply correspondingly.

13.3.	The Board of Management shall appoint one or more of its members as Executive Directors and shall appoint one of them as Chief Executive, hereinafter referred to as the CE, who shall be subject to and governed by Article 14, paragraph 4.

13.4.	The Board of Management shall appoint one of its members, if possible one of the Non-Executive Directors, as its Chairman for as long as the Board of Management shall determine. The Chairman shall determine the agenda of the meetings of the Board of Management and supervise the performance of the Board of Management and of the Committees (with the exception of the Executive Committee) and shall maintain, on behalf of the Board of Management communications in the first instance with the CE and the Non-Executive Directors, supported in this by the Secretary referred to in Article 17, paragraph 1.

13.5.	The Board of Management shall appoint one of its members to act as Vice-Chairman of the Board of Management for as long as the Board of Management shall determine. The Vice-Chairman of the Board of Management shall be authorised to conduct those tasks and take those responsibilities which these Articles of Association delegate to the Chairman when the Chairman of the Board of Management is absent as the Board of Management shall impose on the Vice-Chairman.

13.6.	Should the Chairman of the Board of Management be absent, the meetings of the Board of Management shall be chaired temporarily by the Vice-Chairman or should the Vice-Chairman be absent, by a member of the Board of Management appointed by the meeting, or by another person present.

13.7.	The Board of Management shall determine, in accordance with these Articles of Association, one or more sets of rules and regulations containing rules concerning its activities, its decision-making, its composition, the tasks it has and the working methods to be used by its members and those used by the committees instituted by the Board of Management, as well as for other aspects of the activities conducted by the Board of Management, the Executive Committee, the Chairman, the Vice-Chairman, the CE, the Secretary and for the committees instituted by the Board of Management.
Article 14
14.1.	The Board of Management shall manage the Company within the bounds set by the law and shall be granted all authorisations by these Articles of Association which are not granted to others.

14.2.	The Executive Committee shall consist of all Executive Directors and, if the Board of Management so determines, one or more other persons appointed by the Board of Management.

14.3.	The day to day management of the Company shall be conducted by the Executive Committee. The Board of Management shall determine the tasks and duties of the CE and of the other members of the Executive Committee.

14.4.	The Board of Management may suspend the CE at any and all times and hence prevent him from acting as the CE and may also dismiss the CE, without prejudice to the authority retained by the general meeting of shareholders to suspend or dismiss the CE as a member of the Board of Management.

14.5.	The Non-Executive Directors shall supervise the policy pursued by the CE and the Executive Committee and also supervise the general course of business and shall furthermore also fulfil those tasks which these Articles of Association impose on them or which are required of them pursuant to these Articles of Association.

14.6.	The Board of Management may institute committees it sees fit to alongside the

Executive Committee, which shall consist of one or more of its members or consist of other persons. The majority of the members of a committee shall consist of members of the Board of Management.

The Board of Management shall appoint the members of these other committees and shall determine the tasks of each committee. A committee may solely reach valid decisions at a meeting at which the majority of the members present consists of members of the Board of Management.

14.7.	The CE and the Chairman shall provide the Non-Executive Directors with all the information required by them for the performance of their tasks and shall do so in a timely manner.

14.8.	The emoluments of the Executive Directors shall be determined by the Board of Management and shall cohere with the general policy on emoluments determined by the general meeting of shareholders.

14.9.	Each Non-Executive Director shall be granted an emolument as shall be periodically determined by the Board of Management bearing in mind the fact that the total amount of all emoluments thus paid to Non-Executive Directors annually may not exceed the annual amount which has been set by the general meeting of shareholders. Travel expenses incurred by a Non-Executive Director and other expenses connected with attending meetings of bodies of the Company, or incurred in conducting his tasks and duties, shall be reimbursed.

14.10.	The Board of Management shall lodge the following documents with the general meeting of shareholders for its ratification or approval:
a.	the general policy to be pursued in the field of emoluments granted to Executive Directors as referred to in paragraph 8;

b.	the total annual amount as referred to in paragraph 9;

c.	a proposal in connection with rules and regulations pertaining to emoluments granted to Executive Directors in the form of shares or rights to take shares.
14.11.	The Company shall not provide members of the Board of Management with any personal loans neither shall it furnish any guarantees to them.

Non-Executive Directors are not granted any shares and/or rights to take shares as a part of their emoluments.
Article 15
15.1.	The Board of Management and hence all of the members of the Board of Management collectively, shall represent the Company.

15.2.	The Company shall furthermore also be represented by two Executive Directors acting together or one Executive Director acting together with the Secretary.

15.3.	Should a Director have concluded an agreement with the Company as a private individual or conduct legal proceedings against the Company as a private individual, the Company may be represented in such a situation as set forth in paragraphs 1 and 2 by the Board of Management, respectively the Executive Directors who have not concluded an agreement with the Company as private individuals or who are not conducting legal proceedings as referred to in the preamble hereunto, unless the general meeting of shareholders shall appoint a person to represent the Company in such a situation.
Article 16
16.1.	Meetings of the of the Board of Management may be convened at any and all times by a member of the Board of Management, or at the behest of the Secretary.
16.2.	The Secretary shall be authorised to attend meetings of the Board of Management. The Board of Management shall also be authorised to admit others to its meetings.
16.3.	The Board of Management shall reach its decisions by means of an absolute majority of votes cast. Should votes tie, the Chairman shall have a deciding vote.
Article 17
17.1.	The Board of Management shall appoint a Secretary who shall not be a member on the strength of a proposal made by the Chairman and the CE.
17.2.	The Secretary shall be authorised by the terms of these Articles of Association and upon or subsequent to his being appointed, in compliance with these Articles of Association, and, in accordance with that determined by the Board of Management.
17.3.	The Secretary may be dismissed at any and all times by the Board of Management from his position as Secretary.
Article 18
Without prejudice to that determined elsewhere in these Articles of Association, the approval of the general meeting of shareholders shall be required for decisions reached by the Board of Management concerning an important change made to the identity or the character of the Company or the enterprises affiliated therewith, including, in any case:
a.	the transfer of the enterprise of the Company or of almost the entire enterprise of the Company to a third party;
b.	entering into or breaking a long-term collaboration which the Company has conducted or that of a subsidiary with another legal entity or company or as a fully liable partner of a partnership, if that collaboration or breaking therewith shall be of drastic significance for the Company;

c.	taking or divesting oneself of a participation in the capital of a company with a value of at least one third of the amount of the assets, according to the balance sheet, with background notes, or, if the Company draws up a consolidated balance sheet, according to the consolidated balance sheet with background notes, according to the most recently ratified annual accounts of the Company, by it, or by a subsidiary.
Article 19
19.1.	A member of the Board of Management shall be appointed for a term of office which shall not exceed four years, bearing in mind the fact that unless a member of the Board of Management resigns early, his term of office shall terminate upon the close of the general meeting of shareholders held subsequent thereunto in the fourth year after the year in which he shall have been appointed. A member of the Board of Management may be re-appointed in compliance with the previous sentence.

The Board of Management may determine a roster of terms of office.
19.2.	The members of the Board of Management shall be appointed by the general meeting of shareholders subject to the following.
a.	Subject to the provisions sub b, if a member of the Board of Management is to be appointed, the Board of Management shall draw up a binding proposal in such a manner that for each appointment to be made a choice may be made from among at least two persons.

b.	Effective the first day of January two thousand and six Article 13, paragraph 1, shall provide that the Board of Management shall include one Non-Executive Director X and one Non-Executive Director Y. If a Non-Executive Director X is to be appointed the meeting of holders of class X shares shall draw up a binding proposal, subject to Article 27A, paragraph 5, in such a manner that for each appointment to be made a choice may be made from among at least two persons. If a Non-Executive Director Y is to be appointed the meeting of holders of class Y shares shall draw up a binding proposal, subject to Article 27A, paragraph 5, in such a manner that for each appointment to be made a choice may be made from among at least two persons. On the first day of January two thousand and six or as soon as practically possible thereafter the Board of Management shall designate one Non-Executive Director as the Non-Executive Director X and one Non-Executive Director as the Non-Executive Director Y, neither being the Chairman or the Vice-Chairman. Such designations shall be registered forthwith at the Trade Register.

c.	A proposal as meant sub a or b shall be included in the convocation of the general meeting of shareholders at which the appointment to be made is to be dealt with. Should no proposal be made or should a proposal not have been made in a timely manner, mention shall be made of this in the convocation of the meeting. If no proposal is made or should a proposal not have been made in a timely manner, the general meeting of shareholders shall be at liberty to make the appointment in question.

19.3.	The general meeting of shareholders may suspend and dismiss each and every member of the Board of Management. A decision as referred to in the previous sentence shall required being motivated.
Article 20
Should one or more members of the Board of Management be absent or prevented from attending to business, the authorisations of the Board of Management shall notwithstanding this fact remain intact.
Should all the members of the Board of Management be absent or prevented from attending to business except one, that remaining member of the Board of Management shall take all the necessary measures as soon as possible in order to form a Board of Management.
Should all the members of the Board of Management be absent or prevented from attending to business, the Secretary shall take all the necessary measures to form a Board of Management as quickly as possible. The Secretary shall have all the requisite authorisations of (a member of) the Board of Management, such as the authorisation to hold a general meeting of shareholders.
Article 21
Unless Dutch law provides otherwise, the following shall be reimbursed to current and former members of the Board of Management:
a.	the reasonable costs of conducting a defence against claims based on acts or failures to act in the exercise of their duties or any other duties currently or previously performed by them at the Company’s request;
b.	any damages or fines payable by them as a result of an act or failure to act as referred to under a;
c.	the reasonable costs of appearing in other legal proceedings in which they are involved as current or former members of the Board of Management, with the exception of proceedings primarily aimed at pursuing a claim on their own behalf.
There shall be no entitlement to reimbursement as referred to above if and to the extent that (i) a Dutch court has established in a final and conclusive decision that the act or failure to act of the person concerned may be characterised as wilful (“opzettelijk”), intentionally reckless (“bewust roekeloos”) or seriously culpable (“ernstig verwijtbaar”) conduct, unless Dutch law provides otherwise or this would, in view of the circumstances of the case, be unacceptable according to standards of reasonableness and fairness, or (ii) the costs or financial loss of the person concerned are covered by an insurance and the insurer has paid out the costs or financial loss. The Company may take out liability insurance for the benefit of the persons concerned. The Board of Management may by agreement or otherwise give further implementation to the above.

General meeting of shareholders
Article 22
22.1.	The shareholders shall be convoked to a general meeting of shareholders by the Board of Management.
22.2.	The general meetings of shareholders shall be held in The Hague, Amsterdam or Rotterdam, at the place as stated in the notice of convocation.
22.3.	The convocation shall be made by means of an advertisement in at least one daily newspaper published in the Netherlands to be selected by the Board of Management, without prejudice to any additional legal or regulatory publication requirements. The period of notice shall be at least three weeks, not counting the day of the convocation and the day of the meeting. In urgent cases, at the discretion of the Board of Management, this period may be reduced to fifteen days.
22.4.	For the purposes of the first paragraph of this Article, Article 23, paragraph 3, Article 24, paragraph 1, and Article 26, paragraph 1 under a. and paragraphs 2 to 6, holders of depositary receipts for shares which have been issued with the concurrence of the Company and also, but only if they have voting rights, usufructuaries and pledgees shall be equated with shareholders.
Article 23
23.1.	At least one general meeting of shareholders shall be held annually.

23.2.	Without prejudice to the provision of the first paragraph of this Article, a general meeting of shareholders shall be held as often as the Board of Management deems it desirable.

23.3.	A general meeting of shareholders may be held when one or more holders of shares representing in the aggregate at least one-tenth of the issued capital have addressed a written request to the Board of Management that a general meeting of shareholders be convened, specifying the subjects to be dealt with.

If the Board of Management does not act upon this request in such a manner as to enable the general meeting of shareholders to be held within six weeks after its submission, the person or persons making the request may be empowered by the (temporary) relief judge (voorzieningenrechter) of the District Court within whose jurisdiction the Company is established to convene the meeting himself or themselves.
Article 24
24.1.	Without prejudice to the provisions of the third paragraph of Article 23, the Board of Management shall determine the items to be included in the agenda for the meeting. One or more shareholders representing in the aggregate at least one-hundredth of the issued capital or the market value in shares as set in respect thereto by the law, can submit proposals for items for the agenda, provided these are submitted in writing to the Company at its office not later than sixty days before the date of the meeting, specify the items to be dealt with, and are accompanied by evidence showing that those submitting the proposal in the aggregate represent at least one-hundredth of the issued capital or the market value in shares as set in respect thereto by the law. Such items proposed by shareholders will be added to the agenda, unless in the opinion of the Board of Management such a proposal contravenes serious interests of the Company or of an undertaking in which the Company, directly or indirectly, holds an interest, or the proposed resolution on such an item is not one on which the general meeting of shareholders may legitimately decide.
24.2.	The agenda for the meeting shall be specified in the notice of convocation. No other business may be transacted at the meeting.
24.3.	The Board of Management shall provide the general meeting of shareholders with all the information it requires unless a weighty interest on the part of the Company shall mitigate against this being done. Should the Board of Management invoke a weighty interest being at stake, it shall give the reasons for having done so.
Article 25
25.1.	The meetings shall be presided over by the chairman of the Board of Management or another person to be designated for that purpose by the Board of Management. Unless a notarial record is drawn up of the proceedings, minutes shall be kept thereof which shall be signed by the chairman of the meeting and by another person present at the meeting and designated for that purpose by the Board of Management.
25.2.	A certificate, signed by the Chairman of the meeting and the person referred to in paragraph 1, which shall constitute a confirmation of the fact that the general meeting of shareholders has adopted a certain resolution, shall be deemed to be evidence of any such resolution having been adopted for third parties.
25.3.	Unless a notarial record is drawn up of the proceedings of the meeting, the report of the general meeting of shareholders shall be made available no later than three months after the close of the meeting of shareholders to those who request it, after which shareholders shall be afforded an opportunity during the subsequent three months to respond to the report. The report shall thereafter be ratified in the manner as described in paragraph 1.
Article 26
26.1.	With due observance of the provisions of the following paragraphs of this Article every shareholder may in person or by a proxy authorised by a written power of attorney:
a.	attend and address the general meeting, and

b.	exercise voting rights, except if the law prevents him from doing so or they devolve on a usufructuary or a pledgee, in which case the voting rights may be exercised by the usufructuary or pledgee, respectively, with due observance of the provisions of the following paragraphs of this Article.

26.2.	The Board of Management may in convoking a general meeting of shareholders determine that those entitled to exercise the rights referred to in the first paragraph of this Article in respect of a share shall be those — irrespective of who is a shareholder at the time of the general meeting of shareholders — who:
a.	are shareholders at a time to be determined by the Board of Management and are registered as such in either the register of shareholders or in a register, designated by the Board of Management, of holders of shares for which share certificates made out to bearer are in circulation; and

b.	have made known to the Company in writing, in a manner determined by the Board of Management and not later than at the time and the place specified with respect thereto in the notice of convocation, their desire to exercise these rights.
In order to be able to have these rights exercised by proxy in respect of a share the holder of the rights must furthermore deposit a written power of attorney not later than at the time and at the place specified with respect thereto in the notice of convocation.

26.3.	If the second paragraph of this Article is applied, the notice of convocation of the general meeting of shareholders shall state the manner in which holders of shares for which share certificates made out to bearer are in circulation may register. The register, to be designated by the Board of Management, of holders of such shares may consist of several parts, which may be kept in different places by one or more institutions designated by the Board of Management.

26.4.	If the Board of Management does not make use of the authorisation referred to in the second paragraph of this Article, the following provisions shall apply:
a.	in order to be able to exercise the rights referred to in the first paragraph of this Article in respect of a share for which a share certificate made out to bearer is in circulation, the shareholder must deposit the share certificate against receipt not later than at the time and at the place specified with respect thereto in the notice of convocation; the share certificates must remain deposited at that place until after the end of the meeting;

b.	in order to be able to exercise the rights referred to in the first paragraph of this Article in respect of a registered share — irrespective of whether or not a share certificate pertaining thereto is in circulation — the shareholder must make known to the Company in writing his desire to do so not later than at the time and the place specified with respect thereto in the notice of convocation. He may only exercise the said rights at the meeting in respect of the registered shares which are recorded in his name both at that time and on the day of the meeting; and

c.	in order to be able to have these rights exercised by a proxy in respect of a share as referred to in this paragraph under a. and b., the shareholder must furthermore deposit a written power of attorney not later than at the time and at the place specified with respect thereto in the notice of convocation.

26.5.	The times referred to in the second and fourth paragraphs of this Article may not be set on a date earlier than the third day after that of the convocation or earlier than the seventh day before that of the meeting. Without prejudice to the provisions of the preceding sentence, different times can be designated for the shares referred to in this Article, depending on the place and the manner in which they are held.
26.6.	For the purpose of the exercise of the rights referred to in this Article, the Company shall be authorised to consider as accurate the statements received in time by the Company from the institutions designated for that purpose in the notice of convocation of the general meeting of shareholders in respect of the registration, deposition or grant of power of attorney as referred to in paragraphs 2, 3 and 4 of this Article, as well as in respect of the numbers of shares to which the registration, deposition or grant of power of attorney relate.
26.7.	The chairman of the meeting shall decide with regard to the admission to the meeting of persons other than those who are legally entitled to attend.
Article 27
27.1.	The resolutions of the general meetings of shareholders shall, except in those cases where the law or these Articles of Association prescribe a larger majority, be passed by absolute majority of the votes cast. In the event of an equality of votes, the motion is rejected, except as provided in the following paragraph of this Article. Abstentions and invalid votes shall not be counted as votes cast.
27.2.	The appointment of persons shall be made by absolute majority of the votes cast. If, after two free polls, no absolute majority is obtained for the place to be filled, another poll shall be taken between the two persons who at the second free poll obtained the two highest numbers of votes, and the person for whom the most votes are then cast shall be elected; in the event of an equality of votes the election shall be decided by the drawing of lots. In the cases which are not provided for in this paragraph, but which concern an appointment, the chairman of the meeting shall decide on the procedure then to be followed.
27.3.	The chairman of the meeting shall decide on the manner of voting, including the possibility of voting by acclamation. In the event of a vote by acclamation or another manner of voting without a poll, dissenting votes shall be recorded upon request.

27.4.	For each share one vote may be cast.

27.5.	In all disputes with regard to voting the chairman of the meeting shall decide.
Meetings of holders of shares of a specific class.
Article 27A.
27A.1.	A class meeting shall be held whenever a resolution by such meeting is required.

Furthermore, such meeting shall be held whenever considered appropriate by either the Board of Management or one or more persons together entitled to cast at least one tenth of the total number of votes that may be cast at such meeting.
27A.2.	If one or more persons as referred to in paragraph 1 consider appropriate that a class meeting be held, they shall so notify the Board of Management.
If in that event no Director convenes the meeting such that the meeting is held within ten days of the request, each of the persons requesting shall be authorised to convene the same with due observance of that provided in these Articles of Association.
27A.3.	Articles 22 up to and including 27 shall equally apply to class meetings and to resolutions to be adopted by such meetings, provided that the notice shall be sent not later than on the fifth day prior to the meeting.
27A.4.	Holders of shares of a specific class and holders of a right of usufruct or a right of pledge with voting rights may adopt any resolutions which they could adopt at a class meeting, without holding a class meeting, provided that the Directors have been able to advise regarding the resolution.
Such a resolution shall only be valid if all holders of shares of the specific class concerned and holders of a right of usufruct or a right of pledge with voting rights entitled to vote have cast their votes in writing, by cable, by telex or by telefax in favour of the proposal concerned.
Those who have adopted a resolution without holding a meeting shall forthwith notify the Board of Management of the resolution so adopted.
27A.5.	A resolution by the meeting of holders of class X shares or the meeting of holders of class Y shares to draw up a binding proposal as referred to in Article 19, paragraph 2, can only be adopted with a majority of at least three quarters of the votes cast at that meeting at which at least four fifths of the issued share capital in the form of class X shares or class Y shares, respectively, is present or represented.
Annual accounts and allocation of profit
Article 28
28.1.	The books of the Company shall be closed on 31st December in each year.

28.2.	The Board of Management shall draw up annual accounts each year, consisting of a balance sheet, a profit and loss account and notes to these documents. The annual accounts shall be accompanied by the report of a certified public accountant appointed by the general meeting of shareholders and by a written annual report drawn up by the Board of Management. The documents mentioned in this paragraph shall be open to inspection, and copies thereof shall be made available, in accordance with the provisions of the law.

28.3.	The Board of Management shall fix the amounts which shall be appropriated to reserves.

28.4.	The general meeting of shareholders finalises the annual accounts and can resolve on the discharge of the members of the Board of Management of responsibility in respect of the performance of their duties for the relevant financial year.
Article 29
29.1.	The general meeting of shareholders may resolve that the profit pursuant to Article 28, paragraph 3, available for distribution shall in whole or in part not be distributed, but shall be carried forward to the following year.
29.2.	The balance of profit available for distribution then remaining shall be distributed to the shareholders subject to the following. Shares acquired and held by the Company in its own capital are not included in the profit distribution calculation and no distributions are made thereon.
The following shall apply as of the first day of January two thousand and six and only in respect of profit earned from the first day of January two thousand and six onwards.
a.	First of all, if possible, a payment shall be made on the class X shares of one percent of their par value.

b.	Thereafter, if possible, a payment shall be made on the class Y shares of one percent of their par value.
29.3.	With due observance of the statutory provisions and of paragraph 2 the Board of Management may resolve to pay one or more interim dividends.
29.4.	On the recommendation of the Board of Management, the general meeting of shareholders may resolve to issue shares in the Company, by way of a dividend or interim dividend, in such amount and on such terms as recommended by the Board of Management, against that which shareholders are due to receive in virtue of the provisions of the second paragraph of this Article or against the reserved profit. The provisions of Article 30 and Article 31, paragraph 2, shall be correspondingly applicable in this respect, without prejudice to the provisions of the seventh and eighth paragraphs of this Article. These shares shall be issued at par value, unless the general meeting of shareholders, on the recommendation of the Board of Management, resolves to issue these shares at a higher price, in which case the provisions of Article 4, paragraph 4, shall be correspondingly applicable.
29.5.	To holders of shares for which share certificates to bearer have been issued and to holders of shares which have been entered in the register of shareholders or in a certain part thereof, the shares referred to in the preceding paragraph of this Article shall be made available in the manner and as from the time to be fixed and made known by the Board of Management for each of these groups of shareholders.

29.6.	In that connection the Board of Management may stipulate that shares which accrue to a holder of one or more shares entered in the register of shareholders in accordance with the provisions of Article 7, paragraph 1, on account of his shareholding thus recorded, shall be made available by entry in the register of shareholders in accordance with the provisions of that paragraph if and in so far as the shareholder has not requested that they be made available in some other way in accordance with the announcement in that respect.
29.7.	The Board of Management may also stipulate in that connection that if a right to a fraction of a share accrues to a holder of one or more shares entered in the register of shareholders or in a certain part thereof on account of his shareholding thus recorded, this right shall be turned into cash by the Company for his account if no disposition with regard thereto has been made by him within a certain time limit.
29.8.	The provisions of Article 31, paragraph 2, shall be correspondingly applicable to the right to claim payment of the proceeds, with the proviso that for the purpose of such application the proceeds shall be deemed to have been first made obtainable on the date on which the shares were first available.
29.9.	The payment of a dividend or interim dividend in cash on registered shares in respect of which share certificates have been issued and in which, with the concurrence of the Company, dealings are allowed on a stock exchange in a country other than the Netherlands, shall be made in the currency of the country concerned, unless the Company is not in a position to do this owing to Government measures or other circumstances outside its control. If in accordance with the provisions of the previous sentence the payment of a dividend or interim dividend takes place in a foreign currency, it shall be converted for that purpose at the rate of exchange to be determined by the Board of Management on a day to be fixed and made known by the Board of Management. This day may not be set earlier than the day on which it is resolved to make the payment and not later than the day which has been fixed for the shares concerned in accordance with the provisions of Article 30, paragraph 1.
Article 30
30.1.	The person entitled to a dividend or an interim dividend on a share which has been entered in the register of shareholders in accordance with the provisions of Article 7, paragraph 1, or on a share in respect of which a share certificate for registered shares has been issued, shall be the person in whose name the share is recorded in the register of shareholders at a time fixed for the purpose by the Board of Management.
30.2.	The person entitled to a dividend or an interim dividend on a share in respect of which a share certificate to bearer has been issued, shall be the person who is the holder of the share at a time fixed for the purpose by the Board of Management. In order to be able to exercise the right to a distribution as referred to in the previous sentence, the person entitled thereto must cause the dividend sheet to be in the custody of a depositary at the time referred to in the previous sentence. For distributions as referred to in this paragraph the Company shall be discharged vis-à-vis the persons entitled thereto by payment to the institution referred to in Article 6, paragraph 3, or to one or more third parties to be designated by this institution and the Company, for the account of the persons in whose name the dividend sheets were in the custody of the depositaries at the aforementioned time.

30.3.	Different times may be fixed for the shares referred to in this Article. Each time thus fixed shall be made known in whatever manner the Board of Management deems effective.
Article 31
31.1.	A dividend or interim dividend shall be obtainable on and after a day to be fixed for the purpose by the Board of Management. Different days may be fixed for the shares in respect of which share certificates to bearer have been issued, for the shares in respect of which share certificates for registered shares have been issued, and for the shares which have been entered in the register of shareholders in accordance with the provisions of Article 7, paragraph 1. Each day thus fixed shall be made known in whatever manner the Board of Management deems effective.
31.2.	The right to claim payment of a dividend or interim dividend on a share shall be forfeit by the expiry of a period of six years from the day on which the dividend or interim dividend on that share was first made obtainable.
Article 32
The Company may only make profit distributions to the holders of shares in so far as the shareholders’ equity is larger than the amount of the issued capital plus the reserves which have to be held by virtue of the law or these Articles of Association.
Amendment of the Articles of Association or dissolution
Article 33
33.1.	A resolution providing for amendment of these Articles of Association or for dissolution of the Company may only be passed by a majority of at least two-thirds of the votes cast at a general meeting of shareholders at which at least three-quarters of the issued capital is represented. If this last requirement is not fulfilled, a new general meeting of shareholders shall be convened, to be held within eight weeks after the first one. At the second general meeting the resolution providing for amendment of these Articles of Association or for dissolution of the Company may be passed by absolute majority of the votes cast, but irrespective of the proportion of the issued capital which is represented thereat.

A resolution referred to in the first sentence shall not require any resolution or approval other than the resolution by the general meeting of shareholders.

33.2.	In the convocation for a general meeting of shareholders at which a resolution providing for the amendment of these Articles of Association or for the dissolution of the Company is to be discussed it must be stated that a copy of that resolution — incorporating the proposed amendments verbatim in the case of a resolution providing for the amendment of these Articles — will be open to inspection by the shareholders at the office of the Company until the end of the meeting and will be obtainable by them free of charge.
Winding-up
Article 34
34.1.	In the event of the dissolution of the Company, the liquidation shall be conducted by the Board of Management, unless the general meeting of shareholders resolves otherwise. For the designation of others the provisions made in these Articles with respect to the nomination for the appointment of members of the Board of Management shall apply.
34.2.	In the resolution providing for dissolution the remuneration shall be fixed which shall be received by the liquidators.
34.3.	The net proceeds of the liquidation after payment of the liquidation expenses and of all debts shall be divided among the shareholders in proportion to the nominal amount of their shares. The provisions of Article 30 shall correspondingly apply to such distribution.
Transitional provisions following from the amendment to the articles of association dated the thirty-first day of May two thousand and two
Article 35
The following stipulations cited from the deed amending the Articles of Association dated the thirty-first day of May two thousand and two remain applicable to the extent that no exchanges or registrations have as yet been made. In such stipulations provisions with respect to priority shares are ignored and Board of Management (directie) and Supervisory Board will be construed as: Board of Management (raad van bestuur).
“Transitional provisions
“Article 42
“1. Every share of N.fl. 1.25 already issued shall be one share of € 0.56.
“2. Every priority share of N.fl. 1,000 already issued shall be one priority share of € 448.
“3. Every certificate for one or more shares of N.fl. 1.25 already issued shall be regarded as a
“certificate for an equal number of shares of € 0.56.

“4. Every certificate already issued for one or more shares to bearer provided with separate
“dividend coupons of N.fl. 5 shall be regarded as a certificate for such a number of shares of
“€ 0.56 as shall equal four times the number of shares of N.fl. 5 stated on that certificate.
“5. Every certificate already issued for one or more shares to bearer provided with separate
“dividend coupons of N.fl. 10 shall be regarded as a certificate for such a number of shares of
” € 0.56 as shall equal eight times the number of shares of N.fl. 10 stated on that certificate.
“6. Every certificate for one or more shares already issued to bearer provided with separate
“dividend coupons of N.fl. 20 shall be regarded as a certificate for such a number of shares of
“€ 0.56 as shall equal sixteen times the number of shares of N.fl. 20 stated on that certificate.
“7. Every certificate for a share of N.fl. 1,000 already issued shall be regarded as a certificate for
“eight hundred shares of € 0.56.
“8. Every certificate for a share or sub-share of N.fl. 100 already issued shall be regarded as a
“certificate for eighty shares of € 0.56.
“9. Every certificate for one or more registered shares of N.fl. 5 already issued shall be regarded
“as a certificate for an equal number of shares of € 0.56. Persons in whose name a certificate for
“one or more shares of N.fl. 5 is entered in the register of shareholders of the Company on the day
“on which these amended Articles of Association become effective shall be entitled to receive one
“or more certificates for shares of € 0.56, jointly amounting to three times the number of shares
“stated on the certificate.
“10. Every certificate for one or more registered shares of N.fl. 10 already issued shall be
“regarded as a certificate for an equal number of shares of € 0.56. Persons in whose name a
“certificate for one or more shares of N.fl. 10 is entered in the register of shareholders of the
“Company on the day on which these amended Articles of Association become effective shall be

“entitled to receive one or more certificates for shares of € 0.56, jointly amounting to seven times
“the number of shares stated on the certificate.
“11. Every certificate for one or more registered shares of N.fl. 20 or N.fl. 50 already issued shall
“be regarded as a certificate for an equal number of shares of € 0.56. Persons in whose name a
“certificate for one or more shares of N.fl. 20 or N.fl. 50 is entered in the register of shareholders
“of the Company on the day on which these amended Articles of Association become effective
“shall be entitled to receive one or more certificates for shares of € 0.56, jointly amounting to
“fifteen times the number of shares stated on the certificate.
“Article 43
“Holders of share certificates or sub-share certificates to bearer provided with separate dividend
“coupons already issued may exchange their share certificates for share certificates to bearer
“provided with a dividend sheet. The provisions of Article 6, paragraphs 7 and 8, and Article 10
“shall correspondingly apply to this exchange. Alternatively, holders of such share certificates or
“sub-share certificates to bearer may have the shares concerned entered in the register of
“shareholders after surrender to the Company of those share certificates or sub-share certificates.
“The provisions of Article 7, paragraph 1, and Article 10 shall correspondingly apply to this
“registration.
“Article 44
“Except as provided in the previous Article and the following Article, the rights attached to shares
“for which share certificates or sub-share certificates to bearer provided with separate dividend
“coupons have already been issued may only be exercised after 31st December, 1997, provided
“that the exchange or registration referred to in the previous Article has taken place.
“Article 45

“1. The provisions of Article 6, paragraph 11, shall correspondingly apply to already issued share
“certificates to bearer provided with separate dividend coupons, with the proviso that only share
“certificates to bearer provided with a dividend sheet can be issued as the new share certificates
“referred to in that paragraph.
“2. To the person who shows to the satisfaction of the Board of Management that a separate
“dividend coupon belonging to him, in respect of which any right can already be exercised against
“the Company, has been lost, stolen or destroyed, there may be distributed whatever has been
“made obtainable on that dividend coupon.
“Such distribution shall be made upon written application and on terms to be laid down by the
“Board of Management, with the approval of the Supervisory Board.
“Such a dividend coupon shall become invalid by the distribution of whatever was made
“obtainable thereon. The aforementioned distribution and the aforementioned effect may be made
“known at the expense of the applicant in such a manner as the Board of Management and the
“Supervisory Board may deem advisable. An application as referred to above may be rejected by
“the Board of Management, after the consent of the Supervisory Board has been obtained.”.
Transitional stipulation to Article 21 concerning indemnification
Article 36
For the application of Article 21, members of the Board of Management and former members of the Board of Management shall be deemed to also include: those persons who were members of the body of management (directie) of the Company and of the body of the Supervisory Board of the Company immediately prior to the deed being executed which amended the Articles of Association in which Article 21 concerning indemnification was introduced.
Finally the person appearing declares that:
a.	at the time this deed amending the articles of association is executed the issued share capital of the company amounts to one billion nine hundred thirty-two million two hundred and twenty-four thousand euro (EUR 1,932,224,000), divided into:
–	three billion three hundred eighty-six million three hundred nine thousand nine hundred and fifteen (3,386,309,915) class X shares held by Royal Dutch Shell plc and one million and two hundred thousand (1,200,000) class X shares held by the company itself;

–	** (**) class Y shares held by shareholders who have elected to reclassify their shares into class Y shares and who have met the conditions for such reclassification determined by the Board of Management; and

–	** (**) ordinary shares including thirty-one million seven hundred fifty and twenty-eight (31,750,028) ordinary shares held by Royal Dutch Shell plc, with a par value of fifty-six eurocent (EUR 0.56) each;

b.	three billion three hundred eighty-six million three hundred nine thousand nine hundred and fifteen (3,386,309,915) previously issued shares held by Royal Dutch Shell plc and one million and two hundred thousand (1,200,000) previously issued shares held by the company itself are hereby reclassified into class X shares; the shares held by Royal Dutch Shell plc that are reclassified are the shares held by Royal Dutch Shell plc numbered from the lowest share number onwards;

c.	** (** ) previously issued shares held by shareholders who have elected to reclassify their shares into class Y shares and who have met the conditions for such reclassification determined by the Board of Management are hereby reclassified into class Y shares; and

d.	ordinary shares are the previously issued shares in the share capital of the company which before this deed amending the articles of association is executed used to be referred to as: “shares”;

thirty-one million seven hundred fifty and twenty-eight (31,750,028) ordinary shares are held by Royal Dutch Shell plc.
The required ministerial declaration of no-objection was granted on the **           day of **          two thousand and five, number N.V. 3.522.
The ministerial declaration of no-objection and the documents in evidence of the resolutions, referred to in the head of this deed, are attached to this deed.
In witness whereof the original of this deed which will be retained by me, notaris, is executed in Amsterdam, on the date first mentioned in the head of this deed.
Having conveyed the substance of the deed and given an explanation thereto and following the statement of the person appearing that [he] [she] has taken note of the contents of the deed and agrees with the partial reading thereof, this deed is signed, immediately after reading those parts of the deed which the law requires to be read, by the person appearing, who is known to me, notaris, and by myself, notaris, at

Annex 4
DRAFT DEED OF SECOND AMENDMENT OF ARTICLES OF ASSOCIATION OF SPNV
UNOFFICIAL TRANSLATION
AMENDMENT OF ARTICLES OF ASSOCIATION
EFFECTIVE ON [21] DECEMBER 2005
[SECOND AMENDMENT]
SHELL PETROLEUM
On the [twentieth] day of [December] two thousand and five appears before me, François Diederik Rosendaal, notaris (civil-law notary) practising in Amsterdam:
**
The person appearing declares that on the [sixteenth] day of December two thousand and five the general meeting of shareholders of
Shell Petroleum N.V., a limited liability company, with corporate seat in The Hague and address at: 2596 HR The Hague, Carel van Bylandtlaan 30, resolved to amend the articles of association of this company and to authorise the person appearing to execute this deed.
Pursuant to those resolutions the person appearing declares that he / she amends the company’s articles of association as follows, which amendment will become effective when the legal merger becomes effective between the company and N.V. Koninklijke Nederlandsche Petroleum Maatschappij in accordance with the deed of merger [to be] executed before F.D. Rosendaal, notaris in Amsterdam, on the date hereof:
I. Article 3 paragraph 1 shall read as follows:
1.	The authorized capital of the company is sixty-three billion one hundred seventy-eight million seven hundred seventy-six thousand nine hundred and seventy-eight euro (EUR 63,178,776,978), divided into:
–	three hundred fifteen (315) class A shares of two hundred million euro (EUR 200,000,000) each;

–	one class B share of one hundred seventy-eight million three hundred seventy-six thousand nine hundred and seventy-eight euro (EUR 178,376,978); and

–	four (4) class B shares of one hundred thousand euro (EUR 100,000) each.
II. Article 4 paragraph 1 shall read as follows:

1.	The shares are numbered as determined by the Board of Directors, with the exception that the four (4) class B shares of one hundred thousand euro (EUR 100,000) each are numbered B2482 up to and including B2485.
III. Article 25 (new) shall read as follows:
LIQUIDATION
Article 25
1.	If the company is dissolved pursuant to a resolution of the general meeting, the members of the Board of Directors shall become the liquidators of its property, if and to the extent that the general meeting shall not appoint one or more other liquidators.

2.	The general meeting shall determine the remuneration of the liquidators.
3.	The liquidation shall take place with due observance of the provisions of the law. During the liquidation period these articles of association shall, wherever possible, remain in full force.
4.	The balance of the assets of the company remaining after all liabilities have been paid shall be distributed among the shareholders in proportion to the par value of their shareholdings, provided, however, that four divided by two thousand four hundred and eighty-five (4/2,485) part of fifty-five six/tenth percent (55.6%) of such balance shall be distributed to the holders of the four (4) class B shares of one hundred thousand euro (EUR 100,000) each numbered B2482 up to and including B2485.
5.	After the company has ceased to exist, its books, records and other data carriers shall remain in the custody of the person designated for that purpose by the liquidators for a period of seven years.
IV. Article 25 (old) shall be renumbered as article 26 (new).
Finally the person appearing declares that at the time of execution of this deed and pursuant to the cancellation of shares and the allotment of shares in connection with the legal merger referred to above in the meaning of section 2:325 subsection 3 of the Civil Code the issued share capital of the company amounts to twenty-one billion one hundred seventy-eight million seven hundred seventy-six thousand nine hundred and seventy-eight euro (EUR 21,178,776,978), divided into:
–	one hundred five (105) class A shares of two hundred million euro (EUR 200,000,000) each;

–	one class B share of one hundred seventy-eight million three hundred seventy-six thousand nine hundred and seventy-eight euro (EUR 178,376,978); and

–	four (4) class B shares of one hundred thousand euro (EUR 100,000) each.

The required ministerial declaration of no-objection was granted on **           two thousand and five, number N.V. 9.614.
The ministerial declaration of no-objection and a document in evidence of the resolutions, referred to in the head of this deed, are attached to this deed.
The authorisation to obtain the ministerial declaration of no-objection is also granted by the general meeting of shareholders of the disappearing company in the legal merger referred to above.
In witness whereof the original of this deed which will be retained by me, notaris, is executed in Amsterdam, on the date first mentioned in the head of this deed.
Having conveyed the substance of the deed and given an explanation thereto and following the statement of the person appearing that [he][she] has taken note of the contents of the deed and agrees with the partial reading thereof, this deed is signed, immediately after reading those parts of the deed which the law requires to be read, by the person appearing, who is known to me, notaris, and by myself, notaris, at

Annex 5
DRAFT DEED OF ISSUE OF 1,379,680,000 ROYAL DUTCH SHARES TO ROYAL DUTCH SHELL
DRAFT DEED OF ISSUANCE OF SHARES
N.V. KONINKLIJKE NEDERLANDSCHE PETROLEUM MAATSCHAPPIJ
On the [sixteenth] day of December two thousand and five appears before me, **          , notaris (civil-law notary) practising in Amsterdam:
**
for the purpose hereof acting as attorney authorised in writing of:
1.	N.V. KONINKLIJKE NEDERLANDSCHE PETROLEUM MAATSCHAPPIJ, a limited liability company, with corporate seat in The Hague, the Netherlands, and address at: 2596 HR The Hague, the Netherlands, Carel van Bylandtlaan 30, number N.V. 3.522, hereinafter referred to as: the Company and as such representing the Company; and
2.	ROYAL DUTCH SHELL plc, a company organised under the laws of England and Wales, with head office in The Hague and registered office in Shell Centre, London SE1 7NA, hereinafter to be referred to as: the Subscriber and as such representing the Subscriber.
The person appearing
DECLARES THAT, WHEREAS:
(i) on the [sixteenth] day of December two thousand and five the general meeting of shareholders of the Company resolved to amend the articles of association, which resolution includes an increase of the authorised share capital of the Company;
(ii) on the [sixteenth] day of December two thousand and five the general meeting of shareholders of the Company resolved on the proposal of the Board of Management — subject to the amendment of the articles of association as referred to under (i) — to issue one billion three hundred and seventy-nine million six hundred and eighty thousand (1,379,680,000) shares in the share capital of the Company, numbered [**] up to and including [**], each share with a par value of fifty-six eurocents (EUR 0.56), against payment in kind by way of contribution of nine billion six hundred three million three hundred and fifty thousand (9,603,350,000) shares in the share capital of The Shell Transport and Trading Company Limited, with registered office in Shell Centre, London SE1 7NA, which shares are hereinafter referred to as: the Contribution; the Company and the Subscriber have agreed that the payment obligation (“stortingsplicht”) for the Subscriber arising in euro will be satisfied by an amount of twenty-eight billion nine hundred forty-one million sixty-five thousand seven hundred and seventy-two United States Dollars (USD 28,941,065,772);

(iii) pursuant to article 4 paragraph 1 of the articles of association of the Company the Board of Management of the Company is authorised as meant in section 2:94 subsection 2 Civil Code, to cause the Company to enter into an agreement with the Subscriber regarding a contribution in kind as payment on the shares to be issued;
(iv) under the provisions of article 4 of the articles of association of the Company no pre-emptive rights exist with respect to this issue;
(v) the said shares are issued to the Subscriber, who wishes to accept these shares,
IT IS HEREBY AGREED AND CONFIRMED AS FOLLOWS:
Issue.
Article 1.
1.1.	In accordance with the provisions of section 2:86 Civil Code and the resolution to issue shares the Company hereby issues to the Subscriber — subject to amendment of the articles of association as referred to above — one billion three hundred and seventy-nine million six hundred and eighty thousand (1,379,680,000) shares in the share capital of the Company, numbered [**] up to and including [**], each share with a par value of fifty-six eurocents (EUR 0.56), under the obligation for the Subscriber to pay up such shares in the manner referred to under (ii) of the preamble of this deed.
1.2.	The Subscriber accepts the shares mentioned in article 1.1 subject to the condition and under the obligation referred to therein.
Contribution agreement.
Article 2.
2.1.	To pay up the shares issued the Subscriber shall transfer the Contribution to the Company by way of payment in kind on the shares issued.
2.2.	The value of the Contribution exceeding the total nominal value of the shares issued is share premium (“agio”).
Contribution.
Article 3.
3.1.	In satisfaction of the payment obligation referred to above and the provisions of article 2 the Subscriber shall transfer the Contribution to the Company.

Requirements having to be fulfilled under the laws of England and Wales in connection with the transfer of the Contribution shall be fulfilled forthwith.

3.2.	The Contribution will be for the account of the Company as of the date hereof.

Miscellaneous.
Article 4.
4.1.	Unless otherwise provided in this deed all that has been agreed between the parties prior to the execution of this deed shall remain in full force and effect, provided, however, that a condition subsequent relating to the issue of shares by the Company, if any, may no longer be invoked and a condition precedent relating to the issue of shares, if any, is deemed to have been fulfilled.
4.2.	Photocopies of the description and the auditor’s certificate referred to in section 2:94b Civil Code relating to the contribution in kind set out in this deed are attached to this deed.
4.3.	Each of the parties waives any right to dissolve the agreement contained in this deed under the provisions of section 6:265 Civil Code.
The documents evidencing the resolutions of the Company’s general meeting of shareholders are attached to this deed.
Sufficient proof of the existence of the powers of attorney has been given to me, notaris.
The written powers of attorney are evidenced by two (2) private instruments, which are attached to this deed.
In witness whereof the original of this deed which will be retained by me, notaris, is executed in Amsterdam, on the date first mentioned in the head of this deed.
Having conveyed the substance of the deed and given an explanation thereto and having pointed out the consequences arising from the contents of the deed for the parties and following the statement of the person appearing that [he][she] has taken note of the contents of the deed and agrees with the partial reading thereof, this deed is signed, immediately after reading those parts of the deed which the law requires to be read, by the person appearing, who is known to me, notaris, and by myself, notaris, at

Annex 6
DRAFT MERGER DEED
UNOFFICIAL ENGLISH TRANSLATION OF DUTCH LANGUAGE
DRAFT DEED OF MERGER
SHELL PETROLEUM N.V.
AND
N.V. KONINKLIJKE NEDERLANDSCHE PETROLEUM MAATSCHAPPIJ

On the [twentieth] day of December two thousand and five appears before me, François Diederik Rosendaal, notaris (civil-law notary) practising in Amsterdam:
**,
for this purpose acting as attorney authorised in writing of:
1.	Shell Petroleum N.V., a limited liability company, with corporate seat in The Hague, the Netherlands, and address at: Carel van Bylandtlaan 30, 2596 HR The Hague, trade register number: 27002687, hereinafter referred to as: the “Acquiring Company”; and
2.	N.V. Koninklijke Nederlandsche Petroleum Maatschappij, a limited liability company, with corporate seat in The Hague, the Netherlands, and address at: Carel van Bylandtlaan 30, 2596 HR The Hague, trade register number: 27002690, hereinafter referred to as: the “Disappearing Company”.

The person appearing declares:
Chapter 1: legal merger.
The Acquiring Company and the Disappearing Company, hereinafter together also referred to as: the Merging Companies, by this deed bring about a merger pursuant to Part 7 Book 2 of the Civil Code, whereby the Acquiring Company acquires all the assets and liabilities of the Disappearing Company by universal succession of title and which shall cause the Disappearing Company to cease to exist.
Article 1.
1.1.	None of the Merging Companies has been dissolved.

1.2.	None of the Merging Companies has been declared bankrupt nor has applied for a moratorium of payment.
Article 2.
In preparation for the merger the following has been done:
2.1.	The Boards of Management of the Merging Companies have drawn up a merger proposal as referred to in section 2:312 paragraph 1 Civil Code, which merger proposal was signed on the [thirty-first] day of [October] two thousand and five by all members of the Boards of Management of the Merging Companies.
2.2.	The Boards of Management of the Merging Companies have drawn up an explanation in writing as referred to in section 2:313 paragraph 1 Civil Code.
2.3.	The most recent financial year of each of the Merging Companies for which annual accounts have been adopted and published ended on the thirty-first day of December two thousand and four.
Since the merger proposal was deposited more than six months after the end of the financial year referred to in the preceding sentence, with respect to each of the Merging Companies an interim financial statement as referred to in section 2:313 paragraph 2 Civil Code has been drawn up.

2.4.	On the [thirty-first] day of [October] two thousand and five the merger proposal and the other documents referred to in section 2:314 and 2:328 Civil Code have been filed by the Acquiring Company and the Disappearing Company at the office of the trade register competent for registering the respective companies.
2.5.	The Boards of Management of the Merging Companies declared on the [sixteenth] day of [December] two thousand and five that, among other things, the provisions of section 2:314 paragraph 2 and 2:328 paragraph 5 Civil Code have been complied with and that the documents that according to that section have been filed for inspection at the offices of the Merging Companies will be available for inspection by the shareholders at the offices of the Acquiring Company for a period of six months starting the date of this notarial deed.
2.6.	On the [first] day of [November] two thousand and five the Merging Companies have announced in the newspaper with nationwide distribution: [NRC Handelsblad], that the filings referred to under 2.4 and 2.5 have taken place, stating the office of the trade register where the documents referred to have been deposited and stating the address of the offices of each Merging Company as well as that the Board of Management of the Acquiring Company has the intention to resolve to merge.
2.7.	From the central works council (“centrale ondernemingsraad”) [no] written observations have been received.
2.8.	On the [ ** ] day of [December] two thousand and five the trade register in The Hague has confirmed in writing that the merger proposal and the other documents referred to in sections 2:314 paragraph 1 and 2:328 paragraph 1 Civil Code have been available for public inspection at that office of the trade register from the [thirty-first] day of [October] two thousand and five onwards.
2.9.	The Clerk Registrar’s Office of the District Court in the Hague has issued a declaration on the [ ** ] day of [December] two thousand and five, which shows that none of the creditors of the Disappearing Company have instituted opposition against the merger proposal.

2.10.	On the [sixteenth] day of [December] two thousand and five the Boards of Management of the Merging Companies declared that after the merger proposal was signed, the Boards of Management of the Merging Companies have not become aware of significant changes in circumstances that are material for the information in the merger proposal or in the explanatory statement thereto.
2.11.	a.	On the [sixteenth] day of [December] two thousand and five the notarial deed of transfer of one (1) class B share with a par value of ninety-nine million euro (EUR 99,000,000) in the share capital of the Acquiring Company by The Shell Transport and Trading Company Limited to the Disappearing Company was executed before [ ** ], notaris in [ ** ].

	b.	On the [sixteenth] day of [December] two thousand and five the notarial deed of issue of [... (1,379,680,000)] ordinary shares in the share capital of the Disappearing Company to Royal Dutch Shell plc against contribution of [ ... (**) ] shares in the share capital of The Shell Transport and Trading Company Limited was executed before [ ** ], notaris in [ ** ] subject to the execution of the amendment deed referred to under c. below.

	c.	On the [sixteenth] day of [December] two thousand and five the first notarial deed of amendment of the articles of association of the Disappearing Company was executed before [ ** ], notaris in [ ** ].

	d.	On the [nineteenth] day of [December] two thousand and five the second notarial deed of amendment of the articles of association of the Disappearing Company was executed before [ ** ], notaris in [ ** ].
Article 3.
3.1.	On the [sixteenth] day of [December] two thousand and five the general meeting of shareholders of the Disappearing Company has resolved to merge in accordance with the text of the merger proposal.

3.2.	The general meeting of shareholders of the Disappearing Company has adopted the resolution to merge in a meeting with the majority of the votes cast and with the quorum as referred to under 3.3. below.
3.3.	The articles of association of the Disappearing Company provide that a resolution to amend the articles of association of the Disappearing Company requires a two/third majority of the votes cast in a meeting where at least three/fourths of the issued share capital are represented; the articles of association do not contain provisions about resolutions to merge.
3.4.	The minutes of the general meeting of shareholders mentioned above have been drawn up in the form of a notarial record, drawn up on the [twentieth] day of [December] two thousand and five before [ ** ] , notaris in [ ** ].
3.5.	In accordance with the provisions of section 2:331 paragraph 1 Civil Code the Board of Management of the Acquiring Company has, adopted the resolution to merge on the [sixteenth] day of [December] two thousand and five in accordance with the text of the merger proposal.
The intention to do so has been stated in accordance with the provisions of section 2:331 paragraph 2 Civil Code. The provisions of section 2:331 paragraph 3 Civil Code have not been applied.
3.6.	Both the resolution to merge of the general meeting of shareholders of the Disappearing Company and the resolution to merge of the Board of Management of the Acquiring Company contained identical conditions as to the implementation of such resolutions to merge; recital 2.11 above evidences that such conditions have been fulfilled.
Article 4.
4.1.	The merger of the Acquiring Company and the Disappearing Company is constituted by this deed and effective as of the day after the day of execution of this deed, therefore on the [twenty-first] day of [December] two thousand and five, as of which date the Disappearing Company ceases to exist and as of which date its assets and liabilities pass on to the Acquiring Company by universal succession of title.

4.2.	Pursuant to section 2:326 Civil Code, the merger proposal included the following paragraph regarding the merger share exchange ratio:

Merger share exchange ratio

The merger share exchange ratio is as follows:
–	for every 31,978,937 shares in the share capital of the Disappearing Company 1 class A share of EUR 200,000,000 each in the share capital of the Acquiring Company (the “Class A Shares”) will be allotted;

–	in case a shareholder is allotted 105 Class A Shares, the next share that will be allotted to him will be 1 class B share of EUR 178,376,978 in exchange for 28,521,530 shares in the share capital of the Disappearing Company.
A holder of shares in the share capital of the Disappearing Company who is not entitled to 1 Class A Share shall receive consideration. Consideration for such fractional entitlements will be in cash or loan notes (“schuldvorderingen”). Such consideration shall be charged in full against the capital recognised for Dutch dividend tax purposes (“fiscaal erkend kapitaal”) originating from the Disappearing Company.

A holder of shares in the share capital of the Disappearing Company, who, in accordance with the above, is allotted 1 class B share in the share capital of the Acquiring Company, will not receive any consideration for further shares it holds in the Disappearing Company.

For administrative reasons, a shareholder in the Disappearing Company to whom shares in the Acquiring Company are allotted will be deemed to exchange his shareholdings in the Disappearing Company in the following order:
–	first the class X shares in the Disappearing Company it holds, if any, will be exchanged;

–	then the class Y shares in the Disappearing Company it holds, if any, will be exchanged; and

–	finally the ordinary shares in the Disappearing Company it holds, if any, will be exchanged.
Consideration in cash

Pursuant to the merger share exchange ratio the consideration for a fractional entitlement is such that for each share in the share capital of the Disappearing

Company an amount of EUR 52.21 will be paid in cash to a shareholder who is entitled thereto in accordance with the above (the “Merger Consideration”). Holders of shares in the share capital of the Disappearing Company on the applicable record date will also receive the Royal Dutch interim dividend for the third quarter of 2005 of EUR 0.46 per share (or USD 0.5556 per share for holders of New York registered shares) which will be payable on 15 December 2005. As would be the case in Dutch statutory squeeze-out proceedings, it is provided (a) for interest to accrue on the Merger Consideration at the statutory rate of 4% per annum from 31 October 2005 until the effective date of the merger, to be paid as part of the consideration under the merger, and (b) for any dividends payable in that period (before the deduction of any withholding tax from such dividend) to be deducted from that interest amount. As the interim dividend is expected to exceed the amount of interest accrued at 4% per annum from 31 October 2005 until the effective date of the merger, no interest is expected to be payable. For shares in the share capital of the Disappearing Company on the New York Register, the euro amount will be paid in US Dollars based on the noon buying rate for euro in the city of New York for cable transfers as certified for customs purposes and as announced by the Federal Reserve Bank of New York on the business day prior to the date that the merger between the Disappearing Company and the Acquiring Company becomes effective.

Consideration in loan notes

If consideration is in the form of loan notes the face value thereof per share in the share capital of the Disappearing Company will be the equivalent of the above-mentioned Merger Consideration amount in U.K. Pounds calculated according to the exchange rate using the Reuters 3000 Xtra euro sterling spot rate (calculated as the average of the bid and the ask quotations) determined at or about 11pm (London time) on the day prior to the date that the merger between the Disappearing Company and the Acquiring Company becomes effective. A loan note will be a debt owed by the Acquiring Company subject to the terms and conditions as set out in the Loan Note Deed, the Loan Note Brochure and the Loan Note Election Form, drafts of which are as a non-integral part attached as Annex E to this merger proposal. Loan notes will only be available to holders of class Y shares in the share capital of the Disappearing Company issued and outstanding at the time the merger becomes effective who, in order to have their shares in the Disappearing Company reclassified as class Y shares, have given a representation that they will continue to meet certain conditions as to U.K. residency (as defined in Annex E). For the shareholders further details in respect of the consideration in the form of loan notes are included in the explanation to the merger proposal.

A shareholder entitled to loan notes will also be entitled to interest on the same basis and to the same extent as if he were receiving cash.

Summary

By way of summary, subject to the conditions of the Loan Note Deed:
–	the holder of class X shares in the share capital of the Disappearing Company, being Royal Dutch Shell, will be allotted 105 A shares of EUR 200,000,000 each and 1 B share of EUR 178,376,978 in the share capital of the Acquiring Company;

–	the holders of class Y shares in the share capital of the Disappearing Company will receive loan notes; and

–	the holders of ordinary shares in the share capital of the Disappearing Company, with the exception of Royal Dutch Shell, will receive cash.
4.3.	Each of the accountants referred to in section 2:393 Civil Code nominated by the Boards of Management of each of the Merging Companies has examined the merger proposal and has on the [thirty-first] day of [October] two thousand and five certified that in his opinion the proposed merger share exchange ratio is reasonable (“redelijk”). On the [thirty-first] day of [October] two thousand and five each of such accountants certified that the sum of the net assets (“eigen vermogen”) of the Disappearing Company as of the thirtieth day of September two thousand and five on the basis of generally acceptable valuation methods at least corresponds to the nominal paid up amount on the aggregate number of shares to be allotted to the shareholders increased with the cash payments and loan notes to which shareholders are entitled according to the merger share exchange ratio. In respect of the declarations of the accountants, sections 2:328 paragraph 5 and 2:314 Civil Code have been complied with.
Finally the accountants each prepared a report as referred to in section 2:328 paragraph 2 Civil Code. Sections 2:328 paragraph 5 and 2:314 paragraphs 2 and 3 Civil Code have been applied to this report.
4.4.	Per the occasion of the merger one (1) class A share with a par value of EUR 100,000,000, one (1) class A share with a par value of EUR 25,000,000, two (2) class A shares with a par value of EUR 10,000,000, three (3) class A shares with a par value of EUR 1,000,000, eleven (11) class A shares with a par value of EUR 100,000 and the one (1) class B share with a par value of

EUR 99,000,000 held by the Disappearing Company prior to the merger in the share capital of the Acquiring Company shall be cancelled pursuant to section 2:325 paragraph 3 CC.
Per the occasion of the merger all one million two hundred thousand (1,200,000) shares in the share capital of the Disappearing Company held by the Disappearing Company itself shall lapse pursuant to section 2:324 paragraph 4 CC.
4.5.	The issued share capital of the Acquiring Company shall, as a result of articles 4.2 and 4.4, amount to [... euro (EUR 21,178,776,978)] as per the day after the day of execution of this deed.
4.6.	Within eight days after the date of this deed, the Acquiring Company shall deposit a true copy of this deed and of the notarial declaration at the bottom of this deed at the office of the trade register in The Hague.
4.7.	Within one month after the merger the Acquiring Company shall notify the keepers of other public registers in which transfers of rights or the merger may have to be registered.
4.8.	The financial information of the Disappearing Company shall be accounted for in the annual accounts of the Acquiring Company as of the first day of January two thousand and five.
After the merger the obligations with respect to the annual accounts of the Disappearing Company shall devolve upon the Acquiring Company in compliance with the provisions of section 2:321 Civil Code.
4.9.	Natural or legal persons who at the time of the merger becoming effective, have unexpired share subscription rights or option rights shall upon exercise thereof be compensated therefor in cash as of the merger becoming effective; the amount shall be determined in accordance with section 2:320 paragraph 2 CC. There are no natural or legal persons who or which have other special rights (such as a profit distribution right) other than in the capacity of shareholder referred to in section 2:320 in conjunction with section 2:312 paragraph 2 under c CC vis-à-vis the Disappearing Company, as a result of which no rights or compensatory payments, as referred to in the above-mentioned sections, shall have to be granted.

4.10.	At the occasion of the merger the articles of association of the Acquiring Company shall be amended by separate notarial deed effective when the merger becomes effective. The required declaration of no objection for the execution of such notarial deed of amendment of the articles of association of the Acquiring Company was issued on the [ ** ] day of [December] two thousand and five.
Chapter 2: attachments.
To this deed are attached:
a.	a copy of the merger proposal as referred to in article 2.1;

b.	a copy of the explanatory statement as referred to in article 2.2;

c.	a copy of the announcement as referred to in article 2.6 in [NRC Handelsblad], a newspaper with nationwide circulation;

d.	a declaration of the trade register in The Hague dated the [ ** ] day of [December] two thousand and five, concerning the deposit and the availability for inspection of the merger proposal and the other filed documents in accordance with section 2:314 paragraph 1 Civil Code;

e.	the declaration of the Clerk Registrar’s Office of the District Court in The Hague dated the [ ** ] day of [December] two thousand and five as referred to in article 2.9;

f.	a copy of the declaration of the Boards of Management of the Merging Companies as referred to in articles 2.5 and 2.10;

g.	a true copy of the notarial deed as referred to in article 3.4;

h.	a copy of the resolution to merge adopted by the Board of Management of the Acquiring Company as referred to in article 3.5;

i.	a copy of each of the declarations of the accountants as referred to in article 4.3;

j.	a copy of the reports of each of the accountants as referred to in article 4.3.

Sufficient proof of the existence of the powers of attorney has been given to me, notaris.
The written powers of attorney are evidenced by two private instruments which are attached to this deed.
In witness whereof the original of this deed which will be retained by me, notaris, is executed in Amsterdam on the date first mentioned in the head of this deed.
Having conveyed the substance of the deed and given an explanation thereto and having pointed out the consequences arising from the contents of the deed for the parties and following the statement of the person appearing that [he] [she] has taken note of the contents of the deed and agrees with the partial reading thereof, this deed is signed, immediately after reading those parts of the deed which the law requires to be read, by the person appearing, who is known to me, notaris, and by myself, notaris, at
The undersigned, [ ** ], notaris in Amsterdam, certifies that he has satisfied himself that the procedural requirements for all resolutions, required by Part 7 section 2 and 3 Book 2 of the Civil Code and under the articles of association of the companies mentioned hereinafter for effecting the merger between Shell Petroleum N.V., a limited liability company, with corporate seat in The Hague, the Netherlands, and address at: Carel van Bylandtlaan 30, 2596 HR The Hague, the Netherlands, trade register number: 27002687, and N.V. Koninklijke Nederlandsche Petroleum Maatschappij, a limited liability company, with corporate seat in The Hague, the Netherlands, and address at: Carel van Bylandtlaan 30, 2596 HR The Hague, the Netherlands, trade register number: 27002690, were duly observed and that the further requirements of Part 7 Book 2 of the Civil Code and of the articles of association of the above mentioned

Annex 7
CLOSING AGENDA
The closing of the Transaction shall take place as soon as possible after the general meeting of shareholders of Royal Dutch and is scheduled for 16 – 21 December 2005. The sequence of actions at the closing will be as follows.
16 December 2005

(1)	Confirmation in writing by Royal Dutch Shell that the conditions described in Clause 2.1 (f), (g), (k) and (o) have been satisfied

(2)	SPCo issues 1,262,361,568 bonus shares to Shell Transport

(3)	The notarial deed of transfer of 1 B share in SPNV with a nominal value of EUR 99,000,000 by Shell Transport to Royal Dutch is executed

(4)	The notarial deed of issue of 1,379,680,000 Royal Dutch shares to Royal Dutch Shell against contribution in kind and transfer of the entire ordinary share capital of Shell Transport is executed

(5)	The notarial deed of the first amendment of the articles of association of Royal Dutch is executed

(6)	The stock transfer forms for the transfer of Shell Transport shares are executed

(7)	The board of Shell Transport passes a resolution to register the transfer mentioned under (6), conditional on the transfer being stamped or adjudicated non-stampable

(8)	The shareholders’ register of Royal Dutch is updated

(9)	Royal Dutch contributes 153,514,395 A shares in SPCo to Shell Transport

(10)	The stock transfer forms for the transfer of SPCo shares are executed
19 December 2005

(11)	The notarial deed of the second amendment of the articles of association of Royal Dutch is executed

20 December 2005

(12)	Confirmation in writing by Royal Dutch Shell that the conditions described in Clause 2.1 (f), (g), (k) and (o) remain satisfied and that items 1 through 11 have been satisfied

(13)	The notarial deed containing the minutes of the general meeting of shareholders of Royal Dutch is executed

(14)	The notarial deed of amendment of the articles of association of SPNV (substantially in conformity with the draft deed attached hereto as Annex 2) is executed

(15)	The notarial deed of merger between Royal Dutch and SPNV is executed
21 December 2005

(16)	Merger between Royal Dutch and SPNV becomes effective

(17)	The Loan Note deed is executed

Annex 8
POST-CLOSING ACTIONS
As soon as possible after the completion of the Transaction the following post-closing actions shall take place:

(i)	Form 15 is filed, and if Royal Dutch is still listed at the time of merger request NYSE file Form 25

(ii)	The shareholders’ register of SPNV is updated

(iii)	The merger is registered with the Trade Register of the Chamber of Commerce

(iv)	Cash payments to be made to former holders of Royal Dutch ordinary shares

(v)	Loan notes to be registered in the names of former holders of Royal Dutch class Y shares

(vi)	An application for a capital duty exemption is made

(vii)	Amendments to Schedule 13E-3 and 13D are filed